UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.   )
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Kadant Inc.
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PRELIMINARY COPY Subject to Completion

KADANT INC. One Technology Park Drive Westford, MA 01886 USA Tel: +1 978-776-2000 www.kadant.com
____ __, 2021
Dear Stockholder:
I am pleased to invite you to attend the 2021 annual meeting of stockholders of Kadant Inc. The meeting will be held on Wednesday, May 19, 2021 at 2:30 p.m. at our corporate office located at One Technology Park Drive, Westford, Massachusetts 01886. Due to the on-going public health concerns relating to the COVID-19 pandemic and to support the health and well-being of our stockholders, employees and communities, a virtual access component will be available for our 2021 annual meeting. In addition to the physical portion of the meeting at the corporate office of Kadant Inc., the 2021 annual meeting will also be held over the Internet in a virtual meeting format, via live webcast. You will be able to attend the annual meeting in person or via the webcast. Stockholders who attend via the webcast will be able to vote and submit questions by visiting https://agm.issuerdirect.com/kai and entering a control number. Further information about how to attend the annual meeting via the webcast, vote your shares online during the meeting and submit questions during the meeting is included in the attached notice of meeting and proxy statement. Details regarding the business to be conducted at the meeting are described in the enclosed notice of the meeting and proxy statement.
We make our proxy materials available over the Internet and stockholders will receive a notice describing the Internet availability of our proxy materials. The notice contains instructions for accessing our proxy materials over the Internet or requesting a paper copy of the proxy materials by mail. Our proxy materials include this proxy statement and our 2020 annual report to stockholders, containing our audited financial statements and information about our business.
Your vote is very important. Whether or not you plan to attend the meeting in person, you can ensure your shares of our common stock are voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by returning your proxy card or voting form.
Thank you for your support and continued interest in Kadant.
Sincerely,

JONATHAN W. PAINTER
Chairman of the Board of Directors

PRELIMINARY COPY Subject to Completion

KADANT INC. One Technology Park Drive Westford, MA 01886 USA Tel: +1 978-776-2000 www.kadant.com
____ __, 2021
To Stockholders of
KADANT INC.
NOTICE OF ANNUAL MEETING
The 2021 annual meeting of stockholders of Kadant Inc. will be held on Wednesday, May 19, 2021, at 2:30 p.m. at our corporate office located at One Technology Park Drive, Westford, Massachusetts 01886 and online via the Internet at https://agm.issuerdirect.com/kai. The purpose of the meeting is to consider and take action upon the following matters:
1.to elect two directors for a three-year term expiring in 2024;
2.to approve, by non-binding advisory vote, our executive compensation;
3.to approve restricted stock unit grants to our non-employee directors;
4.to ratify the selection of KPMG LLP by the audit committee of our board of directors as our company’s independent registered public accounting firm for the 2021 fiscal year; and
5.to vote on such other business as may properly be brought before the meeting and any adjournment of the meeting.
The record date for the determination of the stockholders entitled to receive notice of and to vote at the meeting is March 22, 2021. Our stock transfer books will remain open.
Our bylaws require that the holders of a majority of the shares of our common stock, issued and outstanding and entitled to vote at the meeting, be present in person or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. Accordingly, it is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you plan to attend the meeting in person or online, please ensure that your shares of our common stock are present and voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by completing, signing, dating and returning your proxy card or voting form. You may obtain directions to the location of the annual meeting of stockholders by contacting the company at (978) 776-2000.
You are entitled to participate in the 2021 annual meeting if you were a stockholder of record at the close of business on March 22, 2021, the record date, or hold a legal proxy for the meeting provided by your bank, broker or nominee as of such record date. To access, participate in, and vote your shares virtually at the 2021 annual meeting, visit https://agm.issuerdirect.com/kai and enter a control number. Stockholders of record must enter the control number found on your proxy card or the Notice of Internet Availability.
If your shares are held in “street name” through a broker, bank or other nominee, in order to participate in the annual meeting virtually, you must first obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of Kadant Inc. common stock you held as of the record date, your name and email address. You must then obtain a new control number from American Stock Transfer & Trust Company (AST), the company’s transfer agent, by presenting the legal proxy to AST. You should submit a request for a new control number to AST as follows: (1) by email to proxy@astfinancial.com; (2) by facsimile to 718-765-8730 or (3) by mail to American Stock Transfer & Trust Company, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Requests for registration must be labeled as “Legal Proxy” and be received by AST no later than 5:00 p.m. Eastern time on May 12, 2021.

PRELIMINARY COPY Subject to Completion
We encourage you to test your computer and internet browser prior to the meeting. If you experience technical difficulties, please visit the help pages found at https://www.webcaster4.com/Support. You may also call 1-844-399-3386 or 919-744-2718 for assistance accessing the meeting.
If you join the meeting virtually, you can submit questions in writing during the meeting through the Q&A tab on the virtual platform. We intend to answer as many questions that pertain to company matters as time allows during the meeting. Questions that are substantially similar may be grouped or not answered to ensure we are able to answer as many questions as possible in this virtual format.
A complete list of registered stockholders will be made available to stockholders of record at the meeting. In addition, a complete list of registered stockholders will be available to stockholders of record prior to the annual meeting for examination by sending an email to annualmeeting@kadant.com with a request to virtually access such list.

This notice, the proxy and proxy statement are sent to you by order of our board of directors on behalf of the company.

STACY D. KRAUSE
Vice President, General Counsel and Secretary

PRELIMINARY COPY - Subject to Completion
PROXY STATEMENT
We are furnishing this proxy statement in connection with the solicitation of proxies by the board of directors of Kadant Inc. (we, us, the company) for use at our 2021 annual meeting of stockholders to be held on Wednesday, May 19, 2021, at 2:30 p.m. at our corporate office located at One Technology Park Drive, Westford, Massachusetts 01886, and at any adjournment of that meeting. The mailing address of our executive office is One Technology Park Drive, Westford, Massachusetts 01886. The notice of annual meeting, this proxy statement and the enclosed proxy are being first furnished to our stockholders on or about [___], 2021.
Due to the on-going public health concerns relating to the COVID-19 pandemic and to support the health and well-being of our stockholders, employees and communities, a virtual access component will be available for our 2021 annual meeting. In addition to the physical portion of the meeting at the corporate office of Kadant Inc., the 2021 annual meeting will also be held over the Internet in a virtual meeting format, via live webcast. You will be able to attend the annual meeting in person or via the webcast. Stockholders who attend via the webcast will be able to vote and submit questions by visiting https://agm.issuerdirect.com/kai and entering a control number. Stockholders of record must enter the control number found on your proxy card or the Notice of Internet Availability.
We encourage you to test your computer and internet browser prior to the meeting. If you experience technical difficulties, please visit the help pages found at https://www.webcaster4.com/Support. You may also call 1-844-399-3386 or 919-744-2718 for assistance accessing the meeting.
If you join the meeting virtually, you can submit questions in writing during the meeting through the Q&A tab on the virtual platform. We intend to answer as many questions that pertain to company matters as time allows during the meeting. Questions that are substantially similar may be grouped or not answered to ensure we are able to answer as many questions as possible in this virtual format.
INTERNET AVAILABILITY OF PROXY MATERIALS
Our proxy materials are available over the Internet. You will receive a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and 2020 annual report to stockholders, and submit your proxy. The Notice of Internet Availability also provides information on how to request paper copies of our proxy materials if you prefer. If you have previously requested a paper copy of the proxy materials, you will receive a paper copy of our proxy materials by mail. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials electronically unless you elect otherwise.

VOTING PROCEDURES
Purpose of Annual Meeting
Stockholders entitled to vote at the 2021 annual meeting will consider and act upon the matters outlined in the notice of meeting accompanying this proxy statement, including the election of two individuals, each to be elected for a three-year term expiring in 2024 (Proposal 1); approval of, by non-binding advisory vote, our executive compensation (Proposal 2); approval of restricted stock unit grants to our non-employee directors (Proposal 3); and ratification of the selection of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year (Proposal 4).
Voting Securities and Record Date
Only stockholders of record at the close of business on March 22, 2021, are entitled to vote at the meeting or any adjournment of the meeting. Each share is entitled to one vote. Our outstanding capital stock entitled to vote at the meeting (which excludes shares held in our treasury) as of March 22, 2021, consisted of _______ shares of our common stock, $.01 par value per share.
You are entitled to participate in the 2021 annual meeting if you were a stockholder of record at the close of business on March 22, 2021, the record date, or hold a legal proxy for the meeting provided by your bank, broker or nominee as of such record date. To access, participate in, and vote your shares virtually at the 2021 annual meeting, visit https://agm.issuerdirect.com/kai and enter a control number. Stockholders of record must enter the control number found on your proxy card or the Notice of Internet Availability.
If your shares are held in “street name” through a broker, bank or other nominee, in order to participate in the annual meeting virtually, you must first obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of Kadant Inc. common stock you held as of the record date, your name and email address. You must then obtain a new control number from American Stock Transfer & Trust Company (AST), the company’s transfer agent, by presenting the legal proxy to AST. You should submit a request for a new control number to AST as follows: (1) by email to proxy@astfinancial.com; (2) by facsimile to 718-765-8730 or (3) by mail to American Stock Transfer & Trust Company, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Requests for registration must be labeled as “Legal Proxy” and be received by AST no later than 5:00 p.m. Eastern time on May 12, 2021.
Quorum
The holders of a majority of the shares of our common stock that are issued and outstanding and entitled to vote at the meeting constitute a quorum for the transaction of business at the meeting. If a quorum is not present, the meeting will be adjourned until a quorum is obtained. For purposes of determining the presence or absence of a quorum, abstentions, withhold votes or do not vote instructions, and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a proposal) will be counted as present.
Manner of Voting
Each share of common stock you hold is entitled to one vote for or against a proposal. Shares entitled to be voted at the meeting can only be voted if the stockholder of record of such shares is present at the meeting, returns a signed proxy card, or authorizes proxies to vote his or her shares by telephone or over the Internet. Shares represented by valid proxy will be voted in accordance with your instructions. If you choose to vote your shares by telephone or over the Internet, you may do so until 11:59 p.m. Eastern time on Tuesday, May 18, 2021, by following the instructions on the proxy card or the Notice of Internet Availability.
You may revoke your proxy at any time before the shares are voted at the meeting by entering new voting instructions by telephone or over the Internet before 11:59 p.m. Eastern time on Tuesday, May 18, 2021, by written notice received by our corporate secretary before the meeting, by executing and returning a new proxy bearing a later date or by voting by ballot at the meeting. Attendance at the meeting without voting by ballot will not revoke a previously submitted proxy.
You may specify your choices by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted in accordance with the recommendations of our board of directors and as the individuals named as proxy holders on the proxy card deem advisable on all other matters that may properly come before the meeting. The board of directors recommends that you vote for the listed nominees for director; for approval of our executive compensation; for approval of restricted stock unit grants to our non-employee directors and for ratification of the selection of our independent registered public accounting firm.
If you hold your shares in “street name” through a broker, bank or other representative, generally the broker or other representative may only vote the shares that it holds for you in accordance with your instructions. However, if the broker or other representative has not timely received your instructions, it may vote on certain matters for which it has discretionary voting authority. The vote on election of directors, the advisory vote on executive compensation and the vote on the restricted stock unit grants to our non-employee directors are non-discretionary voting matters and your broker will not be able to vote on these matters without receiving your instructions. The vote to ratify the selection of our independent registered public accounting firm is a discretionary matter and your broker has discretionary authority to vote on that proposal. Your broker or other representative will generally provide detailed voting instructions with your proxy materials. These instructions may include information on whether your shares can be voted by telephone or over the Internet and the manner in which you may revoke your votes.
Vote Required
Assuming a quorum is present at the meeting, the vote required to adopt each of the proposals is as follows:

•Election of Directors (Proposal 1). The election of directors is determined by a majority of the votes cast in person or by proxy by the stockholders entitled to vote on the election of directors in an uncontested election. Under our bylaws, a nominee will be elected to the board of directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election. Abstentions and broker non-votes are not counted as votes “for” or “against” a nominee and will have no effect upon the outcome of the vote on the election of directors. If an uncontested incumbent nominee receives a majority of votes “against” his election, the director must tender his or her resignation to the board of directors. The board of directors will then decide whether to accept the resignation within 90 days following certification of the stockholder vote. We will publicly disclose the board of directors’ decision and its reasoning regarding the offered resignation.
•All Other Matters: Advisory Vote on Executive Compensation (Proposal 2), Approval of Restricted Stock Unit Grants to our Non-employee Directors (Proposal 3) and Ratification of the Selection of Our Independent Registered Public Accounting Firm (Proposal 4). The advisory vote on our executive compensation, the approval of restricted stock unit grants to our non-employee directors and the ratification of the selection of our independent registered public accounting firm are determined by a majority of the votes cast by the holders of the shares present or represented by proxy at the meeting and voting on each matter. Under our bylaws, abstentions and broker non-votes will have no effect on the determination of whether stockholders have approved these proposals.
Multiple Stockholders per Household
When more than one stockholder share the same address, we will deliver only one notice describing the Internet availability of our proxy materials to that address, unless we have been instructed to the contrary by the stockholders. Similarly, beneficial owners with the same address who hold their shares in street name through a broker, bank or other representative may have elected to receive only one copy of the notice at that address. We will promptly send a separate copy of the notice, our annual report or proxy statement to you if you request one by writing or calling us at Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886 (telephone: 978-776-2000). If you are receiving multiple copies and would like to receive only one copy for your household in the future, you should contact your broker, bank or other representative if you hold shares in street name, or contact our transfer agent, American Stock Transfer & Trust Company, Shareholder Services Department, 6201 15th Avenue, Brooklyn, New York 11219 (telephone: 718-921-8124 or 800-937-5449) if you hold shares in your own name.
PROPOSAL 1
ELECTION OF DIRECTORS
Our board of directors is divided into three classes of directors serving staggered three-year terms, with each class being as nearly equal in number as possible. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires. We have two directors whose terms expire at the 2021 annual meeting.
Our board of directors has nominated Erin L. Russell and William P. Tully for election as directors for the three-year term expiring at the 2024 annual meeting of stockholders. Ms. Russell and Mr. Tully are each currently a member of our board of directors. If either nominee becomes unable to serve as a director, the proxy holders may vote the proxy for the election of a substitute nominee to be designated by our board of directors. We do not expect that either nominee will be unable to serve. Directors serve until the expiration of their terms and until their successors have been elected and qualified or until their earlier resignation, death or removal in accordance with our bylaws.
Information regarding the names, ages, principal occupations and employment during the past five years of each of our directors is provided below. We have also included information about each director’s specific experience, qualifications, attributes or skills that led the board of directors to conclude that he or she should serve as a director. Unless we have specifically noted below, no corporation or organization referred to below is a subsidiary or affiliate of ours. There are no family relationships among any of our directors and executive officers. Information on the stock ownership of our directors is provided in this proxy statement under the heading “Stock Ownership.” Information regarding the compensation of our directors is provided in this proxy statement under the heading “Director Compensation.”
Nominees for Director for the Three-Year Term That Will Expire in 2024
Erin L. Russell     Ms. Russell, 47, has been a member of our board of directors since January 2019, is the chair of our risk oversight and sustainability committee and is one of the board’s designated “audit committee financial experts.” Ms. Russell currently serves as a director and the chair of the audit committee of Tivity Health, Inc., a publicly-traded provider of fitness, healthy life changing, and social connection solutions. She was a principal of Vestar Capital Partners, L.P. (Vestar), a private equity firm specializing in management buyouts, recapitalizations and growth equity investments, from August 2001 until April 2017. While at Vestar, Ms. Russell served on the boards of directors of a number of companies, including most recently as a director of DeVilbiss Healthcare LLC from 2012 until 2015 and as a director and a member of the audit committee of 21st Century Oncology Inc. from 2008 until 2016, including as the chair of the audit committee until 2014, both private healthcare companies. She also served as a director of DynaVox Inc., a communications device manufacturer, from 2004 until 2014, including serving as the chair of its audit committee until its initial public offering in 2010. Ms. Russell is also currently a member of the school advisory board of St. Thomas Aquinas Catholic School, where she has served since 2018, and has served on the advisory boards of McIntire School of Commerce since 2016 and the Jefferson Scholars Foundation at the University of Virginia since 2008. We believe Ms. Russell’s qualifications to serve on our board of directors include her financial, operating, mergers and acquisitions and management experience gained through working with a variety of private equity portfolio companies, her knowledge and experience gained through service on the boards of other companies, and her high level of financial literacy and experience with capital and credit markets gained through her investment experience.

William P. Tully    Dr. Tully, 80, has been a member of our board of directors since December 2010 and is the chairman of our nominating and corporate governance committee. Dr. Tully has been emeritus provost, vice president and professor of the State University of New York, College of Environmental Science and Forestry (SUNY-CESF), at Syracuse, New York since 2005. He first joined SUNY-CESF in 1966 as a professor and served in several capacities during his tenure. He served as head of the Division of Engineering at SUNY-CESF for 25 years and as college-wide provost, vice president for 20 years, and in these roles had responsibility for undergraduate, graduate and continuing education and similar programs. From 2000 to 2008, Dr. Tully was also director of the Joachim Center for Forestry Industry, Economy and Environment located at SUNY-CESF, which focuses on improving the understanding and resolution of environmental problems facing the pulp and paper and related forestry industries. He was also the State University of New York Chancellor’s appointee to the Board of Governors of the New York Sea Grant Institute of the National Oceanic and Atmospheric Administration from 1987 to 2016. We believe Dr. Tully’s qualifications to serve on our board of directors include his academic background, extensive study and knowledge of the paper and forest products industries, including the environmental, corporate social responsibility and sustainability problems facing those industries, his experience providing private entrepreneurial consulting advice to companies in the paper industry and his expertise in understanding, assessing and developing new technologies and applications for the pulp and paper and forest products industries.
Our directors listed below are not up for election this year and each will continue in office for the remainder of his or her specified term of office or until his or her earlier resignation, death or removal in accordance with our bylaws.

Jonathan W. Painter    Term Expires May 2022
Mr. Painter, 62, has been the chairman of our board of directors since July 2020 and has been a member of our board of directors since January 2010. He previously served as the executive chairman of our board of directors from July 2019 to July 2020, our chief executive officer from January 2010 to June 2019 and served as our president from September 2009 to March 2019. He also served as our chief operating officer from September 2009 to January 2010. Prior to becoming our president, Mr. Painter was our executive vice president from 1997 to September 2009, and from 2007 to September 2009 had supervisory responsibility for our stock-preparation and fiber-based products businesses. He also served as president of our composites building products business from 2001 until its sale in 2005. Mr. Painter was our treasurer and the treasurer of Thermo Electron Corporation, now named Thermo Fisher Scientific Inc. (Thermo), a manufacturer of high-tech instrumentation, from 1994 to 1997. Prior to 1994, Mr. Painter held various managerial positions with our company and Thermo. Mr. Painter also serves as a director of Graham Corporation, a publicly-traded designer and manufacturer of vacuum and heat transfer equipment for energy markets and process industries worldwide. Mr. Painter currently serves on the board of governors of the Handel and Haydn Society, a symphony orchestra. We believe Mr. Painter’s qualifications to serve on our board of directors include his diverse experience in operations, finance, law, acquisitions and corporate strategy, as well as his experience as our former president and chief executive officer.

Jeffrey L. Powell    Term Expires May 2022
Mr. Powell, 62, has served as our chief executive officer and a member of our board of directors since July 2019 and as our president since April 2019. He previously served as an executive vice president and co-chief operating officer from March 2018 to March 2019, with supervisory responsibility for our stock-preparation, wood processing, and fiber-based products businesses. Prior to March 2018, he had served as an executive vice president with responsibility for such businesses since March 2013. From September 2009 to March 2013, he served as our senior vice president with responsibility for such businesses. From January 2008 to September 2009, Mr. Powell was vice president, new ventures, with principal responsibility for acquisition-related activities. Prior to joining us, Mr. Powell was the chairman and chief executive officer of Castion Corporation, a manufacturer of systems for industrial wastewater treatment, from April 2003 through December 2007. Prior to Castion, Mr. Powell held various management positions at Thermo, including chief executive officer and president of one of its publicly traded subsidiaries. From 2007 to 2015, Mr. Powell served on the board of directors of TerraTherm, a private thermal technology solutions company, including on its compensation committee. We believe Mr. Powell’s qualifications to serve on our board of directors include his diverse experience in acquisitions, corporate strategy, and operations, as well as his role as our president and chief executive officer.

John M. Albertine    Term Expires May 2023
Dr. Albertine, 76, has been a member of our board of directors since June 2001, is the chairman of our compensation committee and is one of the board’s designated “audit committee financial experts.” Dr. Albertine has been the chairman and chief executive officer of Albertine Enterprises, Inc., a Washington, D.C.-based public policy consulting and merchant-banking firm, since 1990. He also has served since 2005 as a principal of JJ&B, LLC, a Washington, D.C.-based investment bank he founded that provides finance, public policy and legal assistance to clients, and since 2004 as the executive chairman of Global Delta, LLC, a Washington, D.C.-based government contractor specializing in advanced sensor radio frequency and electro-optical technologies. From 2008 to 2018, Dr. Albertine served as a director of Intersections Inc., a publicly-traded global provider of consumer and corporate identity risk management services, and served as chairman of its risk committee. Dr. Albertine also served for 10 years ending in 2013 as a trustee and vice-chairman of the Virginia Retirement System, a public pension fund; and as a member of the Governor’s Board of Economic Advisors for the State of Virginia for two terms ending in 2014. Dr. Albertine holds a Ph.D. in economics from the University of Virginia. We believe Dr. Albertine’s qualifications to serve on our board of directors include his knowledge of the economy, capital markets and diverse businesses, his service as a director on several other public company boards and as chairman of the board of two of those public companies during his business career, and his education as an economist.

Thomas C. Leonard    Term Expires May 2023
Mr. Leonard, 66, has been a member of our board of directors since June 2005, is the chairman of our audit committee and is one of the board’s designated “audit committee financial experts.” Mr. Leonard is a director of Dynasil Corporation of America (Dynasil), a publicly-traded company that develops and manufactures detection and analysis technology, precision instruments and optical components for homeland security, medical and industrial markets, and previously served as its chief financial officer and chief accounting officer from 2013 to 2016. He began serving as the chair of Dynasil's audit committee in 2019. From 2008 to 2012, Mr. Leonard was the senior vice president-finance, treasurer and chief financial officer of Pennichuck Corporation, a publicly-traded water utility holding company. From 2006 to 2008, he was a vice president of CRA International, a consulting firm, where he specialized in forensic accounting. He was previously a managing director specializing in forensic accounting and dispute resolution at Huron Consulting Group LLC, a publicly-traded management consulting firm, from 2002 to 2006. Previously, Mr. Leonard was a senior partner at Arthur Andersen LLP, an independent public accounting firm, from 1987 through 2002 and served as partner-in-charge of its New England assurance and business advisory practice. Mr. Leonard is a certified public accountant. We believe Mr. Leonard’s qualifications to serve on our board of directors include his expertise in finance and accounting and experience as a public company chief financial officer.
Board Skills and Experience
The following matrix provides information regarding the members of our board of directors, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our board of directors believes are relevant to our business. The matrix does not encompass all of the knowledge, skills, experience or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among the members of our board of directors.

Knowledge, Skills and Experience	Albertine	Leonard	Painter	Powell	Russell	Tully
Public Company Board Experience	x	x	x	x	x	x
Financial Acumen and Expertise	x	x	x	x	x
Risk Management	x	x	x	x	x	x
Regulatory and Industry			x	x		x
Executive Experience	x	x	x	x	x
Operations			x	x
Strategic Leadership, Planning & Oversight			x	x	x
Mergers and Acquisitions			x	x	x
Academic/Education	x					x
Sustainable Business Practices and Social Responsibility				x		x
Corporate Finance and Capital Markets	x	x	x	x	x

Recommendation
Our board of directors believes that the election of Ms. Russell and Dr. Tully as directors is in the best interests of our company and our stockholders and recommends a vote FOR their election.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are asking that our stockholders cast an advisory vote on the executive compensation of our named executive officers, usually referred to as “say-on-pay.” This proposal is required by Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act). In 2017, our board of directors recommended, our stockholders agreed, and our board of directors thereafter concluded, that our stockholders cast an advisory vote once every year on the executive compensation of our named executive officers. Our next stockholder “say-on-frequency” vote is scheduled to occur at our 2023 annual meeting of stockholders. We believe it is appropriate to seek the views of our stockholders on the design and effectiveness of our executive compensation program, as described in this proxy statement.
Our compensation philosophy is described in the Compensation Discussion and Analysis contained in this proxy statement. Our goal is to attract and retain a talented leadership group and we seek to accomplish this goal with a compensation program that rewards performance and is aligned with our stockholders’ long-term interests. Our program emphasizes compensation linked to objective performance measures, which we believe are linked in turn to the creation of stockholder value. Highlights of our compensation program include the following:
•Cash compensation in the form of base salary and an annual performance-based cash incentive opportunity (bonus). We use objective financial measures based on earnings per share growth and return on average stockholders’ equity to determine our executives’ annual performance-based bonus and there is no individual performance component.
•Equity compensation to reward performance and retain key personnel. We annually award performance-based restricted stock units that use objective financial measures based on adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA). All performance-based awards are subject to additional time-based vesting periods once the performance goals have been met. We also may use equity compensation in other forms that are intended to promote retention of our key personnel, and for this purpose have used time-based restricted stock units and in past years stock options.
•All of our named executive officers are employees-at-will. All of our current named executive officers are employees-at-will and do not have an employment agreement or severance agreement other than an agreement that provides benefits upon termination of employment following a change in control. See “Executive Compensation - Potential Payments Upon Termination or Change in Control” for more information on the change in control agreements.
We believe that our executive compensation program provides compensation opportunities that reflect our company’s performance and align the pay of our executives with the long-term interests of our stockholders. Our recent financial performance has yielded strong returns. Due to the COVID-19 pandemic, 2020 was a challenging year and the business environment resulting from the pandemic led to full year declines in revenue, bookings, adjusted diluted EPS, adjusted

EBITDA and cash flows. Despite these challenges, we had solid financial performance in fiscal 2020 compared to a strong fiscal 2019. For fiscal 2020, our corporate performance measures used in our incentive plans resulted in our named executive officers earning above target performance-based cash bonus awards, although at levels lower than in the past several years, and pay-outs below target under our performance-based equity award program. We did not need to make any adjustments to our compensation plans or apply any discretion for 2020 compensation, which we believe shows that even during a challenging and volatile year our compensation programs work well as structured and align executive compensation levels with performance.
Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (SEC), including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.
As an advisory vote, this proposal is not binding upon the board of directors. The outcome of this advisory vote will not overrule any decision by our company or our board of directors (or any of its committees), create or imply any change to the fiduciary duties of our company or our board of directors (or any of its committees), or create or imply any additional fiduciary duties for our company or our board of directors (or any of its committees). However, our compensation committee, which is responsible for designing and administering our executive compensation program, and our board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Recommendation
Our board of directors recommends a vote FOR Proposal 2. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.
PROPOSAL 3
APPROVAL OF RESTRICTED STOCK UNIT GRANTS TO OUR NON-EMPLOYEE DIRECTORS
Our board of directors has approved a grant, subject to stockholder approval, of such number of restricted stock units (RSUs) determined by dividing $170,000 by the grant date fair value per share of our common stock based on the closing price on the day of the grant, which would be the date of our 2021 annual meeting, calculated in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation (ASC Topic 718), to our non-employee directors (Dr. Albertine, Mr. Leonard, Mr. Painter, Ms. Russell and Dr. Tully). If approved, the grant would be made under our 2006 amended and restated equity incentive plan, as amended (2006 equity incentive plan). We are asking that our stockholders cast a vote on the equity grants to our non-employee directors. Although we are not required to seek stockholder approval of these specific RSUs or other RSU awards, our board of directors decided to provide our stockholders with the opportunity to approve the proposed grants for this year. If this proposal is not approved by our stockholders at the 2021 annual meeting, these specific RSU awards will not occur. Our compensation committee will then consider the award of an appropriate amount of RSUs to our non-employee directors taking into consideration the outcome of the stockholder vote.
Our compensation philosophy with respect to non-employee directors is to structure a compensation program that is reasonable as compared to the non-employee director compensation of our compensation peer group of companies, as described in “Compensation Discussion and Analysis—Determining Compensation—Compensation Peer Group,” rewards performance and is aligned with our stockholders’ long-term interests. Our compensation committee is responsible for reviewing non-employee director compensation and recommending our non-employee director compensation pay for approval by our board of directors. Our compensation philosophy has been to weight total compensation for non-employee directors more heavily toward equity compensation as opposed to cash compensation, which may cause our director pay to exceed the median of total compensation for our peer group. In 2017, in connection with the approval of the amendment and restatement of the 2006 equity incentive plan, we adopted a cap on total annual non-employee director compensation of $750,000 (based on the grant date fair value of equity awards for financial reporting purposes and cash payable to any non-employee director in any fiscal year), which was approved by our stockholders at our 2017 annual meeting. The total compensation of our non-employee directors for 2020 is reported under “Director Compensation,” was approximately $234,000 (excluding committee and chair retainers), based on a stock price of $81.03 (other than for Mr. Painter, who transitioned to a non-employee director effective July 1, 2020, and for whom total compensation is based on a stock price of $99.21), and was above the median at approximately the 60th to the 65th percentile of our compensation peer group.
In the first quarter of 2020, our compensation committee engaged Willis Towers Watson to benchmark our director compensation against our compensation peer group (using the 2019 proxy data of our compensation peer group) in particular for the purpose of reevaluating the equity award component of non-employee director compensation. Based on this review, our compensation committee concluded that the cash component of our non-employee director compensation fell below the 25th percentile of our compensation peer group and should therefore be adjusted to better align with the 25th percentile of our compensation peer group, while the equity component was above the median at approximately the 75th percentile of our compensation peer group, resulting in total compensation somewhat above median of the peer group. As a result of the atypical circumstances caused by the COVID-19 pandemic, and following consultation with Willis Towers Watson, our compensation committee determined that it was reasonable to use the data from the 2019 benchmark study for purposes of determining our director compensation in the 2021 fiscal year. Our committee also considered our recent financial performance (as described in “Compensation Discussion and Analysis—Executive Summary—2020 Financial Performance Highlights”) and our one- and three-year total shareholder return (TSR) performance compared to the Russell 3000 Index and our compensation peer group. Our one-year TSR was 33% in 2020 and our three-year TSR was 12% in 2020.
Given our strong financial performance in the last year and our one- and three- year TSR performance, our compensation committee believed that it would be reasonable to grant equity awards between the 50th percentile and the 75th percentile of our peer compensation data, with the cash compensation generally aligned with the 25th percentile. Despite strong TSR, 2020 was a challenging year and the business environment caused by the COVID-19 pandemic led to a full year decline in revenue, bookings, adjusted diluted earnings per share (adjusted diluted EPS), adjusted EBITDA and cash flows. As a result of the challenges in 2020, the compensation committee did not recommend an increase in the value of the equity to be awarded to non-employee directors and only recommended a slight increase to committee and board chair fees. Our compensation committee recommended that for 2021, the equity award for non-employee directors be equal to such number of RSUs determined by dividing $170,000 by the grant date fair value per share of our common stock based on the closing price on the day of the grant, which would be the date of our 2021 annual meeting, calculated in accordance with ASC Topic 718. In 2020, the equity award for non-employee directors was also based on a value of $170,000. For purposes of illustration only, if the grant date fair value per share of our common stock based on the closing price on the date of our 2021 annual meeting calculated in accordance with ASC Topic 718 is $160, the award will consist of 1,063 RSUs to each non-employee director. By contrast, if the grant date fair value per share of our common stock based on the closing price on the date of our 2021 annual meeting calculated in accordance with ASC Topic 718 is $170, the award will consist of 1,000 RSUs to each non-employee director, and if the grant date fair value per share of our common stock based on the closing price on the date of our 2021 annual meeting calculated in accordance with ASC Topic 718 is $180, the award will consist of 944 RSUs to each non-employee director. Our board of directors approved the award of RSUs, with the underlying number of RSUs to be determined by dividing $170,000 by the grant date fair value per share of our common stock based on the closing price on the day of grant, which would be the date of our 2021 annual meeting, calculated in accordance with ASC Topic 718, for each of our non-employee directors, subject to stockholder approval. Our board of directors decided that stockholders should have an opportunity to vote on the awards at the 2021 annual meeting.
Our compensation committee intends to continue to weight total compensation for non-employee directors more heavily toward equity compensation as opposed to cash compensation, consistent with its belief that such a compensation program aligns director pay with the long-term interests of our stockholders. Our compensation committee’s philosophy is to target average cash compensation of our non-employee directors at the 25th percentile of our compensation peer group and to target equity compensation at the 75th percentile, based on the approximate value of the award. In determining the appropriate size of the RSU awards to non-employee directors, our compensation committee will consider, among other factors, our financial performance and recent TSR performance relative to the Russell 3000 Index and our compensation peer group.
If the stockholders approve this proposal, the non-employee director RSU awards will be granted on the date of the 2021 annual meeting. Fifty percent of the RSUs will vest on June 1, 2021 and the remainder of the RSUs will vest in two equal installments on the last day of each of our third and fourth quarters during the fiscal year. Each RSU entitles the director to one share of common stock. The proposed RSU awards will be made under our stockholder-approved 2006 equity incentive plan pursuant to the terms of the plan. The vesting of all such RSU awards will accelerate in the event of a change in control of our company. Any RSU award, to the extent not previously vested, is forfeited if the individual is no longer a member of the board of directors on the applicable vesting date. Each of Dr. Albertine, Mr. Leonard, Mr. Painter, Ms. Russell and Dr. Tully will receive the RSUs upon stockholder approval of this proposal and has an interest in the approval of this proposal.
Recommendation
Our board of directors believes the grant of the RSU awards to our non-employee directors is in the best interests of our company and stockholders and recommends a vote FOR Proposal 3. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.

PROPOSAL 4
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected KPMG LLP as our company’s independent registered public accounting firm for the 2021 fiscal year. KPMG LLP was appointed our company’s independent registered public accounting firm in August 2012, and has audited our consolidated financial statements since our 2012 fiscal year. Although we are not required to seek stockholder ratification of this selection, our board of directors decided to provide our stockholders with the opportunity to do so. If this proposal is not approved by our stockholders at the 2021 annual meeting, our audit committee will reconsider the selection of KPMG LLP. Even if the selection of KPMG LLP is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time during the year.
Representatives of KPMG LLP are expected to be present at the 2021 annual meeting of stockholders. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.
Recommendation
Our board of directors believes that the ratification of the selection of KPMG LLP as our company’s independent registered public accounting firm for the 2021 fiscal year is in the best interests of our company and stockholders and recommends you vote FOR ratification. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.

CORPORATE GOVERNANCE
Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of stockholders. Current copies of our corporate governance guidelines, code of business conduct and ethics, and charters for our audit, compensation, nominating and corporate governance, and risk oversight and sustainability committees are available on our website, www.kadant.com, in the Investors section under the caption “Corporate Governance.” We may also use our website in the future to make certain disclosures required by the rules of The New York Stock Exchange (NYSE), on which our common stock is listed.
Director Independence
Our board of directors has determined that each of the following directors qualifies as an “independent director,” as defined in the listing requirements of the NYSE: Dr. Albertine, Mr. Leonard, Ms. Russell and Dr. Tully. Its findings included an affirmative determination that none of our outside directors has a material relationship with our company. Neither Mr. Painter, who serves as the chairman of the board of directors, nor Mr. Powell, who serves as our current president and chief executive officer, qualify as an “independent director” under the NYSE rules. Our board of directors has established guidelines to assist it in determining whether a director has a material relationship with our company. Under these guidelines, a director is not considered to have a material relationship with our company if the director is independent and the director:
•receives, or has a family member that receives, less than $120,000 in direct compensation from our company for services rendered, excluding director and committee fees or deferred compensation for prior service;
•is an executive officer of another company that does business with our company, unless the annual sales to, or purchases from, our company account for more than the greater of $1 million or 2% of the annual consolidated gross revenues of the company of which the director is an executive officer;
•is an executive officer of another company that is indebted to our company, or to which our company is indebted, unless the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company of which the director is an executive officer; or
•is an officer, director or trustee of a charitable organization, unless our company’s discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of the organization’s total annual charitable receipts. For this purpose, the automatic matching of employee charitable contributions, if any, is not included in the amount of our company’s contributions.
Ownership of a significant amount of our company’s stock, by itself, does not constitute a material relationship.
For relationships not covered by these guidelines, the determination of whether a material relationship exists is made by the other members of our board of directors who are independent.

Committees of our Board of Directors
Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee, and a risk oversight and sustainability committee. Each committee operates under a charter that has been approved by our board of directors. Current copies of the committee charters are posted on our website, www.kadant.com.
Our board of directors has determined that all of the members of each committee also meet the independence guidelines applicable to each committee set forth in the listing requirements of the NYSE, including the enhanced NYSE and the SEC independence requirements for members of the audit and compensation committees.
The audit committee is responsible for the selection of our company’s independent registered public accounting firm and assists our board of directors in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s performance, qualifications and independence, and the performance of our internal audit function. The audit committee meets regularly with management and our independent registered public accounting firm to discuss the annual audit of our financial statements, the quarterly reviews of our financial statements and our quarterly and annual earnings disclosures. The audit committee also reviews the experience and qualifications of the lead partner and other senior members of the independent auditor, including compliance with applicable rotation requirements, and considers whether there should be rotation of the firm itself. The current members of the audit committee are Mr. Leonard (chairman), Dr. Albertine, Ms. Russell and Dr. Tully and their committee report is included in this proxy statement under the heading “Audit Committee Report.” Each of Dr. Albertine, Mr. Leonard and Ms. Russell has been designated by our board of directors as an “audit committee financial expert” (as defined in applicable SEC regulations).
The compensation committee reviews the performance and determines the compensation of the chief executive officer and other officers of our company, administers executive compensation, incentive compensation and incentive programs and policies, and reviews and assesses management succession planning. The current members of the compensation committee are Dr. Albertine (chairman), Mr. Leonard and Dr. Tully. See “Compensation Discussion and Analysis” below for information regarding the compensation committee’s processes and procedures for the consideration and determination of executive compensation.
The nominating and corporate governance committee identifies and recommends to our board of directors qualified candidates for nomination as directors, develops and monitors our company’s corporate governance principles and evaluates the performance of our board and the individual directors. The current members of the nominating and corporate governance committee are Dr. Tully (chairman), Dr. Albertine and Ms. Russell.
The risk oversight and sustainability committee assists our board of directors in fulfilling its oversight responsibilities with respect to management’s identification, evaluation, management and monitoring of our company’s critical enterprise risks, including major strategic, operational and reputational risks inherent in our business, as well as the direction of our sustainability strategy, including the impact of environmental and social issues on our company. The current members of the risk oversight and sustainability committee are Ms. Russell (chair), Dr. Albertine, Mr. Leonard and Dr. Tully.
Attendance at Meetings
In 2020, our board of directors met six times and acted by unanimous written consent once, the audit committee met eight times, the risk oversight and sustainability committee met seven times, the compensation committee met six times and acted by unanimous written consent once, and the nominating and corporate governance committee met two times. Each director attended over 75% of all meetings of our board of directors and committees on which he or she served that were held during 2020. Our directors are encouraged to attend the annual meeting of stockholders, to the extent practicable. All of our directors attended our 2020 annual meeting of stockholders.
Board Self-Evaluation and Individual Director Evaluation
Our board of directors conducts an annual self-evaluation of the board’s performance as a whole and a peer evaluation of each of the individual directors. As part of this process, directors are asked to assess the independence from management of each individual director, and each director was deemed independent taking his or her tenure on the board into consideration. Our board of directors believes such evaluations are valuable tools in assessing the board’s effectiveness in performing its oversight of management and fulfilling its responsibilities. The results of the evaluations are collected by the chairman of the nominating and corporate governance committee and communicated to the board of directors.
Board Leadership Structure
Our board of directors separated the roles of chief executive officer and chairman of the board in 2010 and believes this leadership structure continues to be appropriate. In connection with the succession plan adopted by our board of directors in 2019 (Succession Plan), Mr. Painter transitioned to the role of executive chairman of the board of directors effective July 1,

2019, at which time Mr. Powell became our chief executive officer and a member of our board of directors. Mr. Painter became a non-executive chairman of the board of directors effective July 1, 2020.
Our chief executive officer is responsible for setting our strategic direction and the day-to-day leadership and performance of our company. Our chairman of the board of directors provides guidance to the chief executive officer and sets the agenda for board meetings and presides over meetings of the full board of directors.
In addition, because our chairman of the board of directors and our chief executive officer are also directors and are not independent under the NYSE rules, we also schedule regular executive sessions of our non-employee and independent directors without management present.
The presiding director at these sessions is rotated among the chair of the committees of our board of directors, all of whom are independent directors. Our board of directors recognizes that different leadership structures may be appropriate in the future, depending on our company’s circumstances, and will periodically review its leadership structure as situations change.
Board Role in Risk Oversight
Our board of directors administers its risk oversight function directly and through its audit and risk oversight and sustainability committees. In general, management is responsible for the day-to-day management of the risks our company faces, while the board of directors, acting as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
Our board of directors has formed the risk oversight and sustainability committee to assist it in fulfilling its oversight responsibilities with respect to management’s identification, evaluation, management and monitoring of our company’s critical enterprise risks, including major strategic, operational and reputational risks inherent in our business, as well as our sustainability efforts and goals. The risk oversight and sustainability committee meets regularly with our chief executive officer and senior management to discuss risk management-related and other matters, including cybersecurity, which is discussed periodically but not less than once a year.
The board of directors and the audit committee regularly discuss with management and our independent auditors our major risk exposures, their potential financial impact on our company, and the steps we take to manage these risks. The audit committee assists the board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. In addition, the audit committee discusses policies with respect to risk assessment and risk management with management, our internal auditors and the independent auditors.
Board Tenure
Our board of directors recognizes that its current members have served on the board of directors for various tenures, with the shortest tenure being two years, but with many other directors serving for 10 years or more. Our board of directors believes that the board represents a balance of experience in the industries served by our company and in the financial and business communities, which provides effective guidance and oversight to management. Our board of directors also recognizes the desire to keep our board of directors “refreshed” and has adopted a policy limiting director tenure to age 75 for members, other than certain grandfathered members of the board, which include Messrs. Albertine, Leonard, Painter and Tully. Directors (other than the grandfathered members) will not be nominated for election after reaching age 75. In addition, our nominating and corporate governance committee assesses the continuing independence of long-tenured directors from management as part of its determination on whether to nominate an incumbent director for re-election.
Nomination of Directors
The nominating and corporate governance committee of our board of directors identifies and evaluates director candidates and recommends to our board of directors qualified candidates for nomination as directors for election at our annual meeting of stockholders or to fill vacancies on our board of directors. The process followed by the committee in fulfilling its responsibilities includes requests to board members and others for recommendations, meetings to evaluate biographical information, experience and other background material relating to potential candidates, and interviews of selected candidates.
In considering candidates, the committee applies the criteria for selection of directors adopted by our board of directors, which is set forth as an appendix to our company’s corporate governance guidelines. These criteria include the following assessments of the candidate’s:

•integrity;
•business acumen, experience and judgment;
•knowledge of our company’s business and industry;

•ability to understand the interests of various constituencies of our company and to act in the interests of all of our stockholders;
•potential conflicts of interest; and
•contribution to diversity on our board of directors.
Our criteria specify that the value of diversity on the board of directors should be considered by the committee in the director identification and nomination process. While we do not have a formal policy on board diversity, our nominating and corporate governance committee and board of directors have affirmed their commitment to actively seeking women and racially and ethnically diverse candidates for the pool from which director candidates are selected. The committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The committee believes that the backgrounds and qualifications of our company’s directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities to assist our board of directors in fulfilling its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, gender identity or expression, disability or any other basis prohibited by law.
After completing its evaluation of potential nominees, the nominating and corporate governance committee makes a recommendation to our board of directors as to the persons who should be nominated for election to our board of directors, and our board of directors determines the nominees after considering the recommendation and report of the committee.
The nominating and corporate governance committee will consider candidates recommended by individual stockholders, if their names and credentials are provided to the committee on a timely basis for consideration prior to the annual meeting. Stockholders who wish to recommend an individual to the nominating and corporate governance committee for consideration as a potential candidate for director should submit the individual’s name, together with appropriate supporting documentation, to the committee at the following address: Nominating and Corporate Governance Committee, c/o Corporate Secretary, Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886. A submission will be considered timely if it is made during the timeframes disclosed in this proxy statement under “Stockholder Proposals.” The submission must be accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has owned more than 5% of our common stock for at least a year prior to the date the recommendation is made. Submissions meeting these requirements will be considered by the nominating and corporate governance committee using the same process and applying substantially the same criteria it follows for candidates submitted by others. If our board of directors determines to nominate and recommend for election a stockholder-recommended candidate, then the candidate’s name will be included in our company’s proxy card for the next annual meeting of stockholders.
Stockholders also have the right under our company’s bylaws to directly nominate candidates for director, without any action or recommendation on the part of the nominating and corporate governance committee or our board of directors, by following the procedures described in this proxy statement under “Stockholder Proposals.” Except as otherwise required by law, candidates nominated by stockholders in accordance with these bylaw procedures will not be included in our company’s proxy card for the next annual meeting of stockholders.
Communications with Directors
Stockholders and other interested parties who wish to send written communications on any topic to our board of directors, or the presiding director of executive sessions of the non-employee and independent directors, may do so by addressing such communications to our Board of Directors, c/o Corporate Secretary, Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886. The independent members of our board of directors have approved a process directing the corporate secretary to monitor communications and to forward communications, such as those relating to corporate governance, long-term strategy and their oversight responsibilities, to our board of directors and to forward communications that relate to ordinary business affairs, personal grievances or other similar matters to management for response, if any.
Code of Business Conduct and Ethics
Our company’s code of business conduct and ethics is applicable to all our employees, officers and directors. A current copy of our code of business conduct and ethics is posted on our website, www.kadant.com. We intend to satisfy disclosure requirements of the SEC and NYSE regarding amendments to, or waivers of, our code of business conduct and ethics by providing information on our website.
Compensation Committee Interlocks and Insider Participation
During fiscal 2020, our compensation committee was comprised solely of the following independent directors: Dr. Albertine, Mr. Leonard and Dr. Tully. None of our officers, former officers or employees serves on our compensation committee. During fiscal 2020, none of our executive officers served on the board of directors or compensation committee of another company in which any of our directors also served as a director or executive officer.

Certain Relationships and Related Party Transactions
We review relationships and transactions between our company and our directors, nominees for director, executive officers and their immediate family members to determine whether these individuals have a direct or indirect material interest in a transaction, based on the facts and circumstances. Such transactions are referred to the disinterested members of the audit committee of our board of directors to review and approve or ratify the transaction. Directors and executive officers are canvassed in writing to determine whether such related party transactions exist or are under consideration, and are required under our code of business conduct and ethics to disclose to us potential conflicts of interest with our company.
SEC rules require us to disclose certain relationships and related party transactions our company enters into with our directors, nominees for director, executive officers, owners of more than 5% of the outstanding shares of our common stock, or members of their immediate families. Our company has not entered into any such disclosable relationships or transactions since the beginning of our 2020 fiscal year and no such disclosable relationships or transactions are currently proposed.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY
We help our customers optimize their production processes through innovative products, engineered systems, and advanced technologies. We play a critical role in the industrial supply chain by offering application expertise and solutions that reduce the utilization of natural resources, increase productivity, and minimize energy consumption. Over the past few years, the interest in sustainability and environmental, social and governance (ESG) issues has grown among our stakeholders, including our investors, customers, and employees.
In March 2020, we issued our first sustainability report, which detailed our ESG achievements. Our first step was to consult with independent advisors to support the development of the sustainability report, including pinpointing the ESG topics that are most important to both our internal stakeholders (employees and investors) and to our external stakeholders (customers, potential investors, and communities). During this process, the following issues were determined to be the most material:

Corporate	Financial Performance
Governance
Ethics and Compliance
Supply Chain Sustainability
Innovation	Research and Development
Delivering Value to Customers
Employees	Health, Safety, and Wellness
Learning and Development
Equal Opportunity and Non-Discrimination
Environment	Energy, Emissions, and Climate Change
Effluents, Waste, and Recycling
Materials Used
Environmental Compliance

In March 2021, we issued our 2020 corporate sustainability report. Below are highlights from our 2020 sustainability report summarizing our approach to certain material issues:
•Corporate Governance and Ethics and Compliance. We are committed to strong corporate governance practices that ensure Kadant is managed for the long-term benefit of our stockholders and other stakeholders.
•In 2020, we became a signatory to the United Nations Global Compact (UNGC), the world's largest corporate sustainability initiative. Under the UNGC, members are encouraged to align their operations and strategies with universal principles on human rights, labor, environment, and anti-corruption and take strategic actions to advance broader societal goals, such as the UN Sustainable Development Goals.
•Our executive leadership team is responsible for the day-to-day management of the risks that our company faces, while the board of directors, acting as a whole and through its committees, has responsibility for the oversight of risk management. The risk oversight and sustainability committee assists the board of directors in fulfilling its responsibilities regarding the identification, evaluation, management, and monitoring of our company’s critical enterprise risks, including major strategic, operational, and reputational risks inherent in our business, as well as our sustainability efforts and goals. The risk oversight and sustainability committee meets regularly with our chief executive officer and senior management to discuss enterprise risk management and sustainability.
•Several central policies and guidelines serve as the foundation of our commitment to our values, and clearly delineate what we expect of our employees and senior leadership of the company. We have a CEO message on corporate responsibility posted on our website. Our policies and guidelines include our board of directors' corporate governance guidelines, our code of business conduct and ethics, ethics and compliance hotline, anti-harassment policy, insider trading policy, foreign corrupt practices act policy, global supplier code of conduct, environmental, health and safety policy, human rights policy, conflict minerals policy, and global export control policy.
•Supply Chain Sustainability. As a multi-national company that sources from hundreds of suppliers from around the world, we recognize the need for our suppliers to abide by and exceed various environmental, social, and economic regulations and standards both from an international perspective, for example human rights, and a country by country basis for countries where our suppliers operate. We manage these risks and regulatory issues in our supply chain primarily through our global supplier code of conduct, in which we have outlined our expectations of our suppliers and subcontractors. Starting in 2021, all of our suppliers will receive and be requested to acknowledge our global supplier code of conduct, and we will screen 80% of our supply chain spending for ESG-related risks.
•Innovation. Innovation and continuous improvement are central to our organization. From our earliest years, we have focused on engineering products and processes that help our customers improve operating efficiency, reduce the consumption of resources and energy, and increase productivity. Engineering innovative products and processes is an intrinsic element of our culture. We are committed to focusing on our customers’ wants and needs and innovation is how we deliver on this commitment.
•Health, Safety and Wellness. We work to minimize the risks associated with the tasks our employees perform, and we take our responsibility for our employees’ health and safety very seriously. Our businesses follow an occupational health and safety management system that covers employees, who receive appropriate and necessary safety trainings to both protect their own health and safety as well as the people, equipment, and environment around them. Throughout the COVID-19 pandemic, we have remained focused on the health and safety of our employees while meeting the needs of our customers. Shortly after the outset of the COVID-19 pandemic, we adopted enhanced safety measures across our facilities to protect employee health and safety and ensure reliable supply of essential products to our customers. These enhanced safety measures and practices included remote work for employees who are not required to be physically present, social distancing, wearing face coverings, enhancing safety and hygiene protocols within our facilities, restricting travel and other safeguards. We monitor and track the impact of the COVID-19 pandemic on our employees and within our operations, and proactively modify or adopt new practices to promote their health and safety.
•Learning and Development. The training and education of our employees is crucial for our continued success as a company. Employee learning programs include business wide training plans, tuition reimbursement policies and paid certifications and trainings. The effectiveness of our training programs is assessed through our safety records, feedback we collect from participants, and the capabilities that our employees possess and demonstrate to the organization.
•Employees, Diversity and Inclusion. We are an equal opportunity employer and we work hard to ensure the diversity of our organization. We embrace the diversity of our employees, including their unique backgrounds, experiences, and talents. Everyone is valued and appreciated for their distinct contributions to the growth and sustainability of our business. We strive to cultivate a culture and vision of diversity and inclusion that supports and enhances our ability to recruit, develop and retain talent at every level. We are pleased with our progress made with respect to gender diversity, particularly with our management team and our board of directors. We are also cognizant of and sensitive to the issue of pay equity.
•Energy, Emissions and Climate Change. We are committed to reducing our energy consumption, greenhouse gas (GHG) emissions and climate change footprint.
◦We recognize the value of setting quantitative goals, not only for financial performance but for our ESG performance. In 2020, we started the internal process to establish performance goals related to our energy usage and GHG emissions. We have set a goal to reduce our Scope 2 GHG emissions in 2021 by 20% from 2020 levels, and we will explore sourcing our electricity from renewable sources to help achieve that target.
◦We have taken a variety of steps to minimize our energy usage and reduce the resulting GHG emissions. We also believe our most significant opportunity to lessen our environmental impact is by delivery of products that allow our customers to reduce waste and energy use and maximize yield from the natural resources that they use. By shifting the market toward greater efficiency and the use of more renewable resources, we are playing our part in protecting the environment and ensuring a more sustainable future.
•Effluents, Waste and Recycling. Within our own operations, our efforts to reduce waste and increase recycling and reusability are extensive. Our equipment and products can also reduce the waste streams of our customers, making their processes more efficient and positively impacting their business models.
Our 2020 and 2021 corporate sustainability reports (which are not incorporated by reference into this proxy statement) can be found on our website www.kadant.com.
STOCK OWNERSHIP
The following table sets forth the beneficial ownership of shares of our common stock as of March 1, 2021, with respect to:
•those persons we know to beneficially own more than 5% of the outstanding shares of our common stock based on our review of filings made with the SEC;
•each of our directors;
•each of our executive officers named in the Summary Compensation Table under the heading “Executive Compensation;” and
•all of our directors and executive officers as a group.
Unless otherwise indicated, the address of any person or entity listed is c/o Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886. The applicable percentage of beneficial ownership is based on 11,542,240 shares of our common stock outstanding as of March 1, 2021.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number (2)	% of Class
Wasatch Advisors, Inc. (3)	1,694,107	14.7%
BlackRock, Inc. (4)	849,695	7.4%
Neuberger Berman (5)	716,353	6.2%
The Vanguard Group (6)	578,608	5.0%
John M. Albertine	8,033	*
Peter J. Flynn	2,728	*
Stacy D. Krause	3,791	*
Eric T. Langevin	55,294	*
Thomas C. Leonard	10,429	*
Michael J. McKenney	27,027	*
Jonathan W. Painter	21,800	*
Jeffrey L. Powell	63,281	*
Erin L. Russell	3,943	*
William P. Tully	4,864	*
All directors and executive officers as a group (12 persons)	219,952	1.9%
* Less than 1%
(1)The number of shares beneficially owned by each stockholder is determined under the rules of the SEC, and the information provided is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, as determined under such rules, each stockholder has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares reported in this table. The inclusion of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.
(2)Shares beneficially owned by the following individuals or group include the following shares underlying restricted stock units (RSUs) that will vest or become distributable within 60 days after March 1, 2021: Ms. Krause (2,511), Mr. Langevin (5,291), Mr. McKenney (4,976), Mr. Powell (13,800), Mr. Flynn (1,190) and all directors and current executive officers as a group (30,166). Shares beneficially owned by the following individuals or group include the following shares underlying employee stock options that are vested and unexercised as of March 1, 2021 or will vest within 60 days after March 1, 2021: Mr. McKenney (4,728), Mr. Powell (22,497), and all directors and current executive officers as a group (27,225). Shares beneficially owned by Mr. Painter include three shares held in a custodial account for the benefit of his son.
(3)The address of Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, Utah 84108. The information about Wasatch Advisors, Inc. is based on its Schedule 13G/A filed with the SEC on February 11, 2021, and is as of December 31, 2020.
(4)The address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10055. BlackRock, Inc. filed as the parent holding company of BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC. The information about BlackRock, Inc. is based on its Schedule 13G/A filed with the SEC on January 29, 2021, and is as of December 31, 2020.
(5)This information is based on a Schedule 13G filed jointly by Neuberger Berman Group LLC and Neuberger Berman Investment Advisors LLC (collectively, Neuberger Berman). The principal business address of Neuberger Berman is 1290 Avenue of the Americas, New York, NY 10104. The information about Neuberger Berman is based on its Schedule 13G filed with the SEC on February 12, 2021, and is as of December 31, 2020.
(6)The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355. The Vanguard Group filed as the parent holding company of Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited, and Vanguard Investments UK, Limited. The information about The Vanguard Group is based on its Schedule 13G filed with the SEC on February 10, 2021, and is as of December 31, 2020.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our securities. Based solely upon a review of these filings, all Section 16(a) filing requirements applicable to such persons were complied with during 2020 on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Objectives
Our compensation policies are designed to reward and motivate executives to achieve long-term value for our stockholders by meeting our business objectives, and to attract, engage and retain dedicated, talented individuals. We believe that an executive compensation program, designed and administered with a clear and strong link to our business strategy, long-term goals, and value creation for our stockholders, will accomplish these objectives.
Executive Summary
Our executive compensation program emphasizes compensation linked to objective performance measures, which we believe are related to the creation of stockholder value. Highlights of our compensation program include the following:
•Cash compensation in the form of base salary and an annual performance-based cash incentive opportunity (bonus). We use objective financial measures based on earnings per share growth and return on average stockholders’ equity to determine our executives’ annual performance-based bonuses and there is no individual performance component.
•Equity compensation to reward performance and retain key personnel. We annually award performance-based restricted stock units that use objective financial measures based on EBITDA. All performance-based awards are subject to additional time-based vesting periods once the performance goals have been met. We also use equity compensation in other forms that are intended to promote retention of our key personnel, and for this purpose have used time-based restricted stock units and in past years stock options.
•All of our current named executive officers are employees-at-will. All of our current named executive officers are employees-at-will and do not have an employment agreement or severance agreement other than an agreement that provides benefits upon termination of employment following a change in control. See “Executive Compensation - Potential Payments Upon Termination or Change in Control” for more information on the change in control agreements.

We believe that our executive compensation program provides compensation opportunities that reflect our company’s performance and align the pay of our executives to the long-term interests of our stockholders. Due to the COVID-19 pandemic, 2020 was a challenging year and the business environment resulting from the pandemic led to full year declines in revenue, bookings, adjusted diluted EPS, adjusted EBITDA and cash flows. Despite these challenges, we had solid financial performance in fiscal 2020 compared to a strong fiscal 2019. For fiscal 2020, our corporate performance measures used in our incentive plans resulted in our named executive officers earning above target performance-based cash bonus awards, although at levels lower than in the past several years, and pay-outs below target under our performance-based equity award program. Compensation determinations made with respect to our executive officers were generally commensurate with those for our other employees in 2020. We did not need to make any adjustments to our compensation plans or apply any discretion for 2020 compensation, which we believe shows that even during a challenging and volatile year our compensation programs work well as structured and align executive compensation levels with performance.
2020 Financial Performance Highlights
Our compensation committee typically makes its determinations on executive compensation for our named executive officers, including our chief executive officer, in February and March of each year, after our company’s financial results for the prior year have been determined. We reported the following financial highlights for fiscal 2020:
•Revenues of $635 million in 2020, compared to $705 million in 2019, a decrease of 10%;
•GAAP diluted earnings per share (EPS) of $4.77 in 2020, compared to $4.54 in 2019, an increase of 5%;
•Adjusted diluted EPS of $5.00 in 2020, compared to $5.36 in 2019, a decrease of 7%;
•Net income attributable to Kadant of $55 million in 2020, compared to $52 million in 2019, an increase of 6%;
•Adjusted EBITDA of $116 million in 2020, compared to $127 million in 2019, a decrease of 9%;
•Cash flows from operations of $93 million, a decrease of 5% from 2019; and
•Free cash flow of $85 million, a decrease of 2% from 2019.

To mitigate the adverse effects of the COVID-19 pandemic on our business, we managed our discretionary spending in such areas as capital expenditures and travel-related costs, utilized government employee retention assistance programs, and executed restructuring actions to reduce payroll-related costs at certain of our operations. While we did not reduce the salary of any of our employees, including our executive officers, during 2020, we had modest reductions in our global workforce. We took these cost-containment actions to reduce future payroll-related overhead and operating costs in response to the slowdown in the global economy, largely driven by the COVID-19 pandemic. Considering the challenges in 2020 due to the business environment resulting from the pandemic, we were pleased with our company’s financial performance in 2020, especially compared with our strong financial performance in 2019. Our stock price closed at $140.98 at the end of fiscal 2020, compared to $105.76 at the end of our 2019 fiscal year. Our one-year TSR in 2020 was 33% and our three-year TSR was 12%.
Our compensation committee uses certain financial measures that are derived from generally accepted accounting principles (GAAP) to measure the performance of our named executive officers that are based upon adjusted diluted EPS and adjusted EBITDA, as described below. The non-GAAP financial measures used by our compensation committee and those presented above, including adjusted diluted EPS, adjusted EBITDA and free cash flow, are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. We believe these measures allow us to compare results consistently between periods and to exclude certain items that may not be indicative of our core business, operating results or future outlook. A reconciliation of the non-GAAP financial measures presented above to the most comparable GAAP measures is included in Annex A to this proxy statement.
2020 Say-on-Pay Vote
Our stockholders cast an advisory vote (“say on pay”) annually on the executive compensation of our named executive officers. At our company’s 2020 annual meeting of stockholders, stockholders had the opportunity to approve our executive compensation program by casting a non-binding, advisory vote. A substantial majority of our stockholders approved our program (approximately 91% of the shares voted were cast in favor), indicating to our compensation committee that our stockholders do not believe major changes to our executive compensation program were necessary. Our compensation committee considered the 2020 stockholder vote in making its determinations regarding the structure of our compensation program in 2021.
Determining Compensation
The compensation committee of our board of directors has primary responsibility for developing and evaluating the executive compensation for the named executive officers of our company included in the Summary Compensation Table below under “Executive Compensation.” In making compensation decisions, our compensation committee reviews our company’s performance and evaluates each executive’s performance during the year, taking into consideration performance goals, leadership qualities, scope of responsibilities, career experience, long-term potential as well as data on market compensation opportunities for comparable positions. Our compensation committee also uses its judgment in making compensation decisions.
Our compensation committee is directly responsible for evaluating the performance of our chief executive officer and determining his compensation in light of the goals and objectives of our compensation program. It also oversees the design, development and implementation of the executive compensation program for all executive officers. Our compensation committee assesses the performance of our other named executive officers and determines their compensation, based on initial recommendations from the chief executive officer. The other named executive officers do not play a role in their own compensation determinations, and our compensation committee delegates to the chief executive officer the responsibility to communicate its compensation decisions and assessment of performance to the other named executive officers.
Role of Compensation Committee Consultant. Our compensation committee retains a nationally-recognized firm, Willis Towers Watson, as its independent compensation consultant to assess the competitiveness and design of our executive compensation program and to advise the committee on the amount and form of executive compensation and succession planning. Our compensation committee has assessed the independence of Willis Towers Watson pursuant to applicable SEC rules and concluded that no conflict of interest exists that would prevent the independent representation of our compensation committee.
Our compensation committee generally relies on Willis Towers Watson to provide it with comparison group benchmarking data and information as to market practices and trends, to inform it of evolving and best practices in executive compensation, and to summarize alternative proposals in structuring executive compensation arrangements. Willis Towers Watson meets regularly with our compensation committee and attends executive sessions without management as requested by our compensation committee.
Compensation Peer Group. As noted above, Willis Towers Watson provides market data and other specific information on executive compensation and regularly meets with our compensation committee and management to discuss specific compensation data and compensation trends. To ensure that compensation levels are aligned with competitive market rates, our compensation consultant conducted a competitive compensation review or a “benchmarking study” based on 2019 proxy and survey data which was used to review and help determine competitive cash and equity-based compensation for our executives for the 2020 fiscal year. As a result of the atypical circumstances caused by the COVID-19 pandemic, and following consultation with Willis Towers Watson, the compensation committee determined that it was reasonable to use the data from the 2019 benchmark study for purposes of determining executive officer compensation in 2021. For the compensation review, market compensation data was extracted from published executive compensation surveys from Willis Towers Watson’s own and other proprietary databases and annual proxy filings from peer group companies. The companies whose compensation we benchmark include paper and forest product companies and certain diversified manufacturing companies, some of which are principally based in New England, with whom we could potentially compete for executive talent. Because the size of the organizations in our compensation peer group varies, our compensation consultant adjusts the market data from our compensation peer group based on our revenue level to develop more comparable comparisons of executive compensation. While we use substantially the same compensation peer group in our competitive compensation reviews, we make changes in the composition of our compensation peer group to reflect mergers or other extraordinary corporate events (such as bankruptcy filings) and review and confirm the appropriate composition of our compensation peer group. The following compensation peer group, which was unchanged from the prior year, was used in the executive and director compensation surveys prepared by our compensation consultant to benchmark our executive compensation and non-employee director compensation programs for 2020 compensation:

Albany International Corporation	Columbus McKinnon Corporation	Packaging Corporation of America
Altra Industrial Motion Corp.	Dover Corporation	Potlatch Corporation
Avid Technology Inc.	ESCO Corporation	PTC Inc.
Charles River Laboratories	Louisiana-Pacific Corporation	RBC Bearings Inc.
International Inc.	Lydall, Inc.	Thermo Fisher Scientific Inc.
CIRCOR International Inc.	Neenah Paper Inc.	Watts Water Technologies Inc.
Components of Executive Compensation
Our compensation program meets our executive compensation objectives by using the following pay and benefit elements:

•annual cash compensation, consisting of base salary and cash incentive compensation opportunities;

•long-term (equity) incentive compensation, consisting of a performance-based element and a retention element; and
•other elements of compensation, including retirement and 401(k) plans, health and welfare benefits and change in control agreements.
Our compensation committee believes that the combination of these elements rewards performance, through an assessment of individual performance and company financial measures, aligns the interests of management with our stockholders, and assists in the retention of our executives. We target total direct compensation (the combination of base salary and short and long-term incentives) and each component thereof for our named executive officers at approximately the 50th percentile (median) of our compensation peer group adjusted based on our revenue level for executives in similar roles, with similar responsibilities and experience. The majority of target direct compensation for our named executive officers is in the form of performance-based pay, consisting of the annual cash incentive opportunity and equity incentive compensation elements of our compensation program, with the intent of rewarding above-average performance, if achieved. In addition, our compensation committee may grant special bonuses on an individual or group basis in recognition of extraordinary achievements or to address other special situations.
As shown below, target total direct compensation consists of base salary, target annual cash incentive compensation opportunity and target long-term incentive compensation opportunity. For an individual named executive officer, total target direct compensation may be higher or lower than the median of our compensation peer group, and each element of compensation may be above or below the median for that element, based on a number of factors, including assessments of the executive’s job responsibilities, length of service, experience and skills.

Total Target Direct Compensation	=	Base Salary	+	Target Annual Cash Incentive Compensation Opportunity (or Target Bonus)	+	Target Long-Term Incentive Compensation Opportunity

Our components of total target direct compensation granted during fiscal year 2020 were:

Compensation Element	Form of Compensation	Purpose	Performance Criteria

Base Salary	Cash	Provides compensation that is not “at risk” to our named executive officers to reward them for their skill sets and service	Not performance-based

Annual Cash Incentive Compensation	Cash	Motivates our named executive officers to achieve company performance objectives	Performance-based: objectively measured using adjusted diluted EPS and return on shareholder investment metrics

Long-term Incentive Compensation	Performance-based Restricted Stock Unit Awards (typically represents approximately 80% of value of annual long-term incentive compensation award)
Provides incentive for our named executive officers to focus on company income growth and align with interests of our stockholders; once earned, encourages retention over a three-year vesting period from the time of grant

Performance-based: objectively measured using an adjusted EBITDA target
	Time-based Restricted Stock Unit Awards (typically represents approximately 20% of value of annual long-term incentive compensation award)	Encourages retention of our named executive officers over a three-year vesting period	Not specifically performance-based, but at risk and aligned with shareholder value creation (based on stock price performance)

In furtherance of our pay-for-performance philosophy, our executive compensation program links a significant proportion of our executives’ total target direct compensation opportunity directly to company performance. As illustrated in the charts below, our compensation committee structured Mr. Powell’s total target direct compensation opportunity as president and chief executive officer for 2020 so that approximately 75% of his pay was “at risk” and 65% of his pay was explicitly “performance-based.” For our other named executive officers (NEOs), on average, approximately 57% of their total direct compensation opportunity was “at risk” and approximately 49% was explicitly “performance-based." For this purpose, we categorize our executives’ target bonus opportunity and the grant date fair value of performance-based and time-based RSUs in the calculation of “at risk” compensation and then exclude the grant date fair value of time-based RSUs to calculate “performance-based” compensation.
Our compensation committee regularly assesses the design and effectiveness of our executive compensation program. In March 2020, our compensation committee determined that, based on the performance achieved in recent years and consistent with its compensation philosophy, modest increases in target total direct compensation for our named executive officers were appropriate, except for the total direct compensation of Mr. Powell, our president and chief executive officer, Mr. Flynn, our vice president, and Ms. Krause, our vice president, general counsel and secretary, each of which was generally new to their role and fell below the 50th percentile of the peer group and is being increased over a multi-year period, to better align with the market 50% percentile.
Annual Cash Compensation
Base Salary. Base salaries are determined by considering the executive’s job responsibilities and competitive compensation rates for executives with similar roles at comparable organizations in the marketplace. Base salaries are reviewed and adjusted annually at our compensation committee’s discretion based on a variety of factors, including general or regional economic conditions, cost of living changes, executive performance and changes in market rates of pay for comparable executives. In March 2020, our compensation committee approved salary increases for 2020 of 12% for Ms. Krause and 20% for Mr. Powell (to better align their compensation to the 50th percentile as discussed above) and 3.7% on average for our other named executive officers.
Cash Incentive Compensation. Cash incentive compensation opportunities are provided annually and objectively determined based on the achievement of pre-determined quantitative performance measures under our stockholder-approved annual cash incentive plan. Each year, our compensation committee selects the executives who will receive an incentive opportunity under the plan, establishes a reference (i.e., target) bonus for each executive based on competitive market compensation data, determines the performance period applicable to the award and establishes the performance goals and ranges applicable to the awards.
Our annual cash incentive program is designed to measure performance objectively and our compensation committee believes that the design of our annual incentive program is highly effective in delivering incentives correlated to the financial performance of our company and uses effective benchmarks of performance.
We use two performance metrics: (i) growth in adjusted diluted EPS as compared to the average adjusted diluted EPS for the prior two fiscal years and (ii) adjusted return on average stockholders’ equity (the average of stockholders' equity at the beginning and end of the fiscal year). Our compensation committee adjusts the performance measures for certain non-recurring items, such as restructuring charges, acquisition costs, amortization of acquired profit inventory and backlog, gains or losses on dispositions of assets, results of discontinued operations, effects or changes in or adoption of accounting principles, write-downs of assets or asset impairment, and discrete tax items to reflect the performance of our continuing operations. At the end of the performance period, actual performance is then measured against a linear scale of performance that assigns a bonus factor to a level of actual performance for each measure. Our performance metrics consist of the following:
•The adjusted diluted EPS metric measures performance from -30% to 40% growth compared to the average of the prior two fiscal years, with a target established at 10% growth (at which an incentive equal to 100% of the reference bonus for that metric would be earned) and a bonus factor assigned using a scale of zero to 2.5;
•The adjusted return on average stockholders’ equity metric measures performance from 4% to 12%, with a target established at an 8% return on average stockholders’ equity (at which an incentive equal to 100% of the reference bonus for that metric would be earned) and a bonus factor assigned using a scale of zero to 2.5;
•The two metrics (growth in adjusted diluted EPS and adjusted return on average stockholders’ equity) are weighted equally; and
•Each performance metric is translated into a bonus factor ranging from zero to 2.5 using the following linear scales:
◦The linear scale used for the adjusted diluted EPS growth metric has two slopes: from -30% to 10%, the bonus factor is calculated on a linear progression from zero to one; and from 10% to 40%, the bonus factor is calculated on a linear progression from one to 2.5. In addition, for purposes of the comparison to prior years, the performance metric used cannot be lower than -30% or higher than 40% and the maximum bonus factor that can be earned is 2.5.
◦The linear scale used for the adjusted return on average stockholders’ equity metric has two slopes: from 4% to 8%, the bonus factor is calculated on a linear progression from zero to one; and from 8% to 12%, the bonus factor is calculated on a linear progression from one to 2.5 and the maximum bonus factor that can be earned is 2.5.
In March 2020, our compensation committee approved the eligible participants under our annual cash incentive plan, determined the performance measures and targets and established the 2020 fiscal year as the applicable performance period. In February 2021, our compensation committee determined the extent to which the performance measures for fiscal 2020 had been met or exceeded. Specifically, our adjusted diluted EPS metric for 2020 was lower than the prior two-year average adjusted earnings per share by 9.50%, and resulted in a bonus factor of 0.51. The adjusted return on average stockholders’ equity was 12.65% for 2020, and resulted in the maximum bonus factor of 2.5. In 2020, these performance measures were weighted equally for all the named executive officers, and resulted in a weighted bonus factor of 1.51. In February 2021, our compensation committee determined to pay cash incentives for 2020 by applying the weighted objective bonus factor to the target bonus opportunity for each executive, resulting in the non-equity incentive plan compensation reported in the Summary Compensation Table set forth below.
The charts below illustrate the linear scales for our performance metrics and our level of achievement in fiscal 2020.

ADJUSTED DILUTED EPS METRIC	ADJUSTED AVERAGE RETURN ON SHAREHOLDERS' EQUITY

2020 Performance
-9.50%
PAYOUT
250%
100%
-30%
-9.5%
0%
10%
40%
THRESHOLD
TARGET
MAXIMUM
PERFORMANCE

In March 2021, our compensation committee selected the executives who are eligible to receive incentive opportunities under our annual cash incentive plan for 2021, including our named executive officers, determined the performance measures and targets and established the 2021 fiscal year as the applicable performance period. Our compensation committee approved modest increases of approximately 2.8% on average in the target bonus opportunities of our named executive officers, as well as the other components of executive compensation.

Long-term Incentive Compensation
Our compensation committee considers the award of equity-based incentives to the named executive officers each year the most essential part of our executive compensation program. Our compensation committee annually evaluates our equity compensation program against market practice using surveys conducted by its independent compensation consultant, and generally targets the total estimated value of the long-term equity awards to be delivered to executive officers to the 50th percentile of market compensation for long-term equity awards for executives in comparable positions based on our survey data. Our committee also adjusts the estimated value to be delivered to reflect the committee’s assessment of individual performance, value to the organization, and similar factors. Specific target equity incentive opportunities may be higher or lower than the 50th percentile. Our compensation committee believes that a portfolio of performance-focused equity incentive vehicles and retention-focused, shareholder-aligned equity incentive vehicles allows executives to be compensated for both shorter-term performance and incorporates a longer-term retention element. Our compensation committee currently uses performance-based RSUs as the performance-focused element of its equity incentive program and substantially fewer time-based RSUs as the retention element of its equity incentive program. For the past three years, approximately 80% of the value of the annual equity incentive awards to the named executive officers has been in the form of performance-based RSUs.
Performance-based RSUs have a one-year performance measurement period linked to the fiscal year in which they are granted. Our compensation committee uses as the performance measure EBITDA generated from our continuing operations for the fiscal year in which the award is made and adjusted to exclude the effects of restructuring costs and other non-recurring items, results from acquisitions made during the year, depreciation and amortization expenses, and non-cash compensation expenses (adjusted EBITDA). At the end of the fiscal year, our compensation committee determines the actual adjusted EBITDA and compares it to the target adjusted EBITDA, to determine whether and to what extent the performance measure has been achieved, or “earned.” Performance is measured against a linear progression that has two slopes, which is intended to reward performance falling within a performance range of between 50% and 115% of the target performance measure. If actual adjusted EBITDA is between 50% and 100% of the target adjusted EBITDA, the number of shares deliverable pursuant to the RSU is determined using a straight-line linear scale between 50% and 100% of the target RSU amount. If actual adjusted EBITDA is between 100% and 115% of the target adjusted EBITDA, the number of shares deliverable pursuant to the RSU is determined using a straight-line linear scale between 100% and 150% of the target RSU amount. If actual adjusted EBITDA is below 50% of the target adjusted EBITDA, no shares are earned and the RSU is forfeited. To the extent an RSU award is earned, it is then subject to additional time-based vesting in three equal annual installments on March 10, beginning with the year following the year of grant, provided that the executive remains employed with our company on the applicable vesting date. Our compensation committee seeks to establish an aggressive, but achievable, adjusted EBITDA target based on our company’s expectations for each fiscal year.
In March 2020, our compensation committee awarded performance-based RSUs and time-based RSUs to our named executive officers. The estimated value of the March 2020 awards granted to our named executive officers, including our chief executive officer, was split approximately 80/20 between performance-based RSUs and time-based RSUs. The grant date fair value of the time-based RSUs and performance-based RSUs was $88.92 per share. The target adjusted EBITDA established by our compensation committee for the 2020 fiscal year for the performance-based RSUs was $129.1 million. In February 2021, our compensation committee determined that the actual adjusted EBITDA for fiscal year 2020 used for this purpose was $122.4 million, which represented 94.7% of the target adjusted EBITDA, resulting in an adjustment reducing the number of performance-based RSUs earned for the 2020 fiscal year equal to 94.7% of the target RSU amount for each executive. The earned time-based RSUs and performance-based RSUs awarded in 2020 to our named executive officers are reported below in the table “Executive Compensation – Grants of Plan-Based Awards in Fiscal 2020.”
The chart below illustrates the linear scale used for measuring performance under our performance-based RSUs and our level of achievement in fiscal 2020.

PERFORMANCE-BASED RSU METRIC
PAYOUT
150%
100%
2020 Performance
94.7%
2020 Payout
94.7%
THRESHOLD
50%
TARGET
100%
MAXIMUM
115%
PERFORMANCE

    In March 2021, our compensation committee awarded performance-based RSUs and time-based RSUs to our current named executive officers. The estimated value of the March 2021 awards granted to the named executive officers, was split approximately 80/20 between performance-based RSUs and time-based RSUs. The grant date fair value of the time-based RSUs and performance-based RSUs granted to the named executive officers in March 2021 was $175.21 per share.
Other Elements of Compensation and Compensation Policies
Perquisites. Our named executive officers generally do not receive perquisites.
Retirement and 401(k) Plans. We offer a 401(k) plan to our employees based in the United States, including our named executive officers. The 401(k) plan provides for a company matching contribution based on the amount the employee voluntarily contributes, up to a maximum amount. In addition, we previously maintained a noncontributory defined benefit retirement plan (Retirement Plan) and an unfunded restoration plan (Restoration Plan), in which Messrs. McKenney and Langevin participated. In December 2018, we froze and terminated both plans. Benefits under the Retirement Plan were settled in December 2019, and benefits payable upon termination of the Restoration Plan were distributed in January 2020. See footnote 3 under “Executive Compensation – 2020 Summary Compensation Table” and "Executive Compensation - Pension Benefits" for information regarding the Retirement Plan and Restoration Plan and the benefits that certain of our named executive officers received thereunder.
Health and Welfare Benefits. We offer health and welfare benefits to all salaried employees. These benefits include medical benefits, dental benefits, life insurance, short- and long-term disability plans, accidental death and dismemberment insurance, travel insurance, dependent care and flexible spending accounts and other similar benefits. The cost of these programs is not included in our Summary Compensation Table below for the named executive officers (except as noted) because they are offered to employees generally. We do not provide post-retirement health coverage to our named executive officers, unless otherwise set forth in an executive transition agreement.
Employment and Severance Agreements. In general, we do not enter into employment or severance agreements with our named executive officers, other than the change in control agreements described below.
Change in Control Agreements. We have had executive retention agreements in effect with our named executive officers since 2001 (except for Mr. Powell, whose agreement was entered into in 2008, when he joined our company, and Ms. Krause and Mr. Flynn whose agreements are described below). These agreements provide severance benefits to our named executive officers if their employment is terminated under specified circumstances within 24 months after a change in control (known as a “double trigger”). We believe that such agreements help retain key management in times of transition and enable them to focus on the business and the best interests of stockholders without undue concern for the security of their jobs. These agreements are described below under “Executive Compensation – Potential Payments Upon Termination or Change in Control – Executive Retention Agreements.”
In 2015, our board of directors determined that no tax gross-ups for purposes of excess parachute payments under Section 280G of the Code would be included in future executive retention agreements entered into with any of our employees. In November 2016, our board of directors adopted a new form of executive retention agreement to be entered into with our officers appointed after 2015 who previously did not have executive retention agreements. Ms. Krause entered into this form of agreement in 2018 upon her promotion to vice president, general counsel and secretary, and Mr. Flynn entered into this form of agreement in 2019 upon his promotion to vice president. This form of agreement provides severance benefits to our officers if their employment is terminated under specified circumstances within 24 months after a change in control. However, this form of agreement does not provide any tax gross-ups and instead provides that the benefits will be cut back if the application of the parachute payment tax under Section 4999 of the Code on the full amount would leave the executive with a lower net amount than having the benefit cut back to the point at which the parachute payment tax does not apply.
Executive Succession Planning
Our compensation committee has a formal process for evaluating succession plans for the chief executive officer and key executive positions within the company. Each year, our compensation committee reviews the succession plans prepared for these positions by management and considers the leadership qualities and long-term potential of our executive team.
Clawback Policy
In 2016, our board of directors adopted a “clawback policy” regarding incentive compensation awarded to our executive officers in the event of a material misstatement of our financial statements. In the event we were required to prepare an accounting restatement to correct one or more material errors, we will make reasonable attempts to recover from our current and former executive officers who received incentive-based compensation (including performance-based RSUs and stock option awards) during the preceding three-year period, the amount in excess of what should have been paid to the executive officer based on the corrected data. Incentive-based compensation includes any compensation granted, earned or vested wholly or in part upon the attainment of any financial measures, such as cash incentive compensation and performance-based RSUs.
Policy on Deductibility of Compensation
Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of the company’s chief executive officer and the three most highly compensated executive officers (other than the chief executive officer and chief financial officer). Pursuant to tax legislation signed into law on December 22, 2017 (the Tax Act), for taxable years beginning after December 31, 2017, the Section 162(m) deduction limitation is expanded so that it also applies to compensation in excess of $1 million paid to a public company’s chief financial officer. In addition, any person who was a covered employee as defined under Section 162(m)(3) as of January 1, 2017 or becomes a covered employee thereafter will remain a covered employee in perpetuity. Historically, compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, the Tax Act eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid to each of the executives described above (other than certain grandfathered compensation) is not deductible by us.
We consider potential tax deductibility in making compensation decisions, to the extent deductibility is reasonably practicable and consistent with our other compensation objectives. We continue to believe that stockholder interests are best served by not restricting our discretion and flexibility in structuring compensation programs, even though such programs will result in non-deductible compensation expenses.
Policy on Pledging and Hedging of Company Stock
We believe that our directors and officers should not use financial vehicles such as hedges to protect themselves from declines in our stock price or to pledge our stock as collateral in margin accounts or other loans. We maintain a robust policy prohibiting our directors and officers from pledging our stock as collateral for any loan or margin account. In addition, we prohibit our directors and officers from hedging their ownership of our stock, whether in the form of prepaid variable forwards, equity swaps, collars and exchange funds, or other vehicles designed to allow an individual to hold our stock without the full risks and rewards of ownership. These prohibitions are contained in our Insider Trading Policy and Procedures and are communicated regularly to our directors and officers.
Stock Ownership Guidelines
We believe that executive stock ownership is important in aligning the interests of our executives with those of our stockholders. In March 2011, our board adopted stock ownership guidelines for our executive officers that require our chief executive officer to hold shares equivalent in value to three times his annual base salary and our other executive officers to hold shares equivalent in value to one time their annual base salary. For purposes of calculating stock ownership, we include shares beneficially held by each executive officer and time-based and performance-based RSUs to the extent the performance measure has been met or earned, even if the RSU is unvested. We do not include vested or unvested stock options. Compliance with the guidelines is measured annually following the close of the fiscal year, and our executive officers have five years from the later of the adoption of our stock ownership guidelines or their appointment as an executive officer to attain compliance.
In 2015, we enhanced our stock ownership guidelines to require our executive officers to hold 50% of shares issued upon the vesting of RSUs and shares acquired upon exercise of stock options until our stock ownership guidelines are met.
As of March 1, 2021, all of our executive officers were in compliance with our then current stock ownership guidelines. On March 9, 2021, after reviewing market practices of comparable organizations, our compensation committee approved an amendment to our stock ownership guidelines that requires our chief executive officer to hold shares of our stock equivalent in value to four times his annual base salary, which is aligned with the revised stock ownership requirements for our board of directors. Our director stock ownership guidelines are described under “Director Compensation.” Mr. Powell is also compliant with the amended stock ownership guidelines. We believe this change will further align our ownership guidelines with the best practices in the market.
Risk Assessment of Our Compensation Policies
Our compensation committee has reviewed our compensation program with its compensation committee consultant, and based on that review, has concluded that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company. We believe that our policies are applied consistently across our businesses, and that our focus on corporate profitability, as opposed to other measures such as revenue growth, encourages consistent behavior across our organization.

COMPENSATION COMMITTEE REPORT
The compensation committee of our board of directors has reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based on such review and discussions, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
By the compensation committee of the board of directors,
John M. Albertine (chairman)
Thomas C. Leonard
William P. Tully

EXECUTIVE COMPENSATION
2020 Summary Compensation Table
The following table summarizes compensation information for the last three completed fiscal years for each individual who served as our chief executive officer (our principal executive officer), our chief financial officer (our principal financial officer), and our three other most highly compensated current executive officers in fiscal 2020. These executive officers are collectively referred to as the “named executive officers.”
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Non- Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Jeffrey L. Powell	2020	$810,000		$—	$1,687,702	$1,185,400	$—	$14,145	$3,697,247
President and	2019	$567,000	(5)	$—	$1,306,123	$878,900	$—	$13,920	$2,765,943
Chief Executive Officer	2018	$425,000		$—	$708,821	$637,500	$—	$34,203	$1,805,524
Michael J. McKenney	2020	$466,000		$—	$501,687	$392,600	$—	$14,057	$1,374,344
Executive Vice President and	2019	$451,000		$—	$435,260	$392,700	$4,606	$13,792	$1,297,358
Chief Financial Officer	2018	$370,000		$—	$413,642	$375,000	$262,634	$27,961	$1,449,237
Eric T. Langevin	2020	$466,000		$—	$501,687	$392,600	$—	$14,057	$1,374,344
Executive Vice President and	2019	$451,000		$—	$464,392	$486,200	$8,979	$13,791	$1,424,362
Chief Operating Officer	2018	$415,000		$—	$472,678	$625,000	$149,942	$34,171	$1,696,791
Stacy D. Krause	2020	$376,000		$—	$318,778	$211,400	$—	$13,819	$919,997
Vice President, General	2019	$336,000		$—	$209,786	$222,500	$—	$13,487	$781,773
Counsel and Secretary	2018	$282,500	(6)	$—	$147,736	$200,000	$—	$32,624	$662,860
Peter J. Flynn	2020	$360,000		$—	$187,532	$226,500	$—	$44,099	$818,131
Vice President (7)	2019	$313,404	(8)	$—	$73,348	$140,300	$—	$54,922	$581,974
(1)Represents the aggregate grant date fair value for equity awards made to our named executive officers in fiscal years 2018, 2019 and 2020. The amounts reported in this table do not reflect whether the named executive officer has actually realized a financial benefit from the award. Grant date fair value of equity awards is computed in accordance with ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate grant date fair value in this proxy statement, please refer to Note 3 of the financial statements in our annual report on Form 10-K for the year ended January 2, 2021. For performance-based RSU awards, these amounts reflect the grant date fair value of such awards based upon actual outcome of awards earned in 2020. The maximum potential value of the performance-based RSU awards (assuming the highest level of performance achievement) that could have been earned in 2020 was: Mr. Powell - $2,114,873; Mr. McKenney - $628,620; Mr. Langevin - $628,620; Mr. Flynn - $235,016; and Ms. Krause - $399,473.
(2)Represents amounts earned for 2018, 2019, and 2020 under our annual cash incentive plan. Our 2020 cash incentive plan awards are described above under “Compensation Discussion and Analysis – Annual Cash Compensation.”
(3)We historically provided retirement benefits to our named executive officers under our Retirement Plan and Restoration Plan. Messrs. McKenney and Langevin each participated in the Retirement Plan and the Restoration Plan. Our Retirement Plan was closed to new participants at the end of 2005, as we shifted our focus to providing defined contribution benefit plans to employees. As a result, none of Mr. Powell or Ms. Krause, each of whom joined the company after 2005, or Mr. Flynn, who was previously employed by our KBC subsidiary, was eligible to participate in our Retirement Plan or Restoration Plan. Our Retirement Plan and Restoration Plan were each frozen and terminated effective December 29, 2018. Benefits under the Retirement Plan were settled in December 2019 and accordingly there are no remaining liabilities under the Retirement Plan. The annual changes in 2018 and 2019 in value for Messrs. McKenney and Langevin are attributable to the effect of changes in actuarial assumptions utilized in prior years.
(4)Represents the total amount of all other compensation provided to our named executive officers, and for 2020 includes (a) employer contributions under our 401(k) savings plan made on behalf of the named executive officer, (b) employer payments to cover premiums for life insurance policies for the benefit of the named executive officer, and (c) in the case of Mr. Flynn, housing and relocation expenses in 2019 of $34,820 related to his temporary relocation from our subsidiary Kadant Black Clawson LLC (KBC) in Lebanon, Ohio to our corporate headquarters in Westford, Massachusetts in connection with his promotion to vice president of Kadant Inc. and $6,372 in perquisites received as president of KBC in the first half of 2019, as well as $17,605 related to housing and $12,933 in tax gross ups in 2020 for such expenses. In 2020, our employer contribution made under our 401(k) savings plan was $12,825 for each named executive officer. In 2020, our life insurance policies provided coverage of two times an executive’s base salary up to a maximum of $1 million, and the premiums paid by us on behalf of the named executive officers were as follows: Mr. Powell - $1,320; Mr. McKenney - $1,232; Mr. Langevin - $1,232; Ms. Krause - $994 and Mr. Flynn - $737. Prior to 2019, the total amount of all other compensation to our named executive officers included employer costs of a leased car or a car allowance payment.
(5)Represents the total salary earned by Mr. Powell in 2019. Mr. Powell began 2019 as our executive vice president and co-chief operating officer, with an annual salary of $459,000. Upon his transition to the position of president and chief executive officer effective July 1, 2019, his annual salary was increased to $675,000.
(6)Ms. Krause began 2018 with a salary of $275,000, but received an increase in salary to $290,000 upon becoming our vice president, general counsel and secretary on July 1, 2018 in accordance with the terms of her offer letter.
(7)Mr. Flynn was not a named executive officer in 2018. His compensation is therefore only disclosed for the years ended December 28, 2019 and January 2, 2021.
(8)Represents the total salary earned by Mr. Flynn in 2019. He began 2019 as the president of KBC and upon his transition to the position of vice president of Kadant Inc. effective July 1, 2019, his annual salary was $345,000.
Pension Benefits
Retirement Plan. Under our Retirement Plan, prior to its freeze and termination, each eligible employee received a monthly retirement benefit, beginning at normal retirement age (65), that was a percentage of average monthly compensation before retirement multiplied by years of service (up to a maximum of 30 years). Full credit was given for the first 25 years of service, and half credit was given for years over 25 and less than 30. Eligible employees who retired early (before the normal retirement age of 65) would receive reduced benefits compared to the benefits they would receive at the normal retirement age. Average monthly compensation was generally defined as average monthly base salary over the five consecutive years of highest compensation in the fifteen-year period preceding retirement, but the annualized compensation used for this calculation could not exceed an IRS-prescribed limit for each year applicable to tax-qualified plans. The eligible employee then received a percentage of such amount up to an annualized threshold, and a percentage of average pay in excess of the annualized threshold. Benefits under our Retirement Plan became fully vested in connection with the termination of the Retirement Plan. The actual benefits that were received by the participants were subject to reduction for Social Security benefits.
Restoration Plan. Our Restoration Plan was adopted for the benefit of certain participants in our Retirement Plan whose benefits were reduced as a consequence of applicable IRS limits on the level of contributions and benefits. For those executive officers who participated in our Retirement Plan, the Restoration Plan was designed to provide participants a comparable level of retirement benefits to those provided to other participants in our Retirement Plan, relative to their compensation as defined in our Retirement Plan.
Following the participant’s termination of employment, prior to its freeze and termination, the Restoration Plan was designed to provide a benefit upon retirement payable in a lump sum that was in addition to the benefit payable from our Retirement Plan. The additional benefit was equal to the difference between the benefit payable under our Retirement Plan calculated with and without application of the IRS limitations. In addition, our Restoration Plan modified the years of service limitations in our Retirement Plan, so that participants continue to accrue full credit for years of service beyond 25 years until the later of the participant’s normal retirement date (the month after the participant reaches age 65) or 30 years of service.
The benefits under the Restoration Plan were fully vested for all our named executive officers participating in the Restoration Plan. The Restoration Plan was an unfunded nonqualified defined benefit plan.

2018 Amendments. In connection with the freeze and termination of the Retirement Plan, the amendment to such plan further provided for a benefit enhancement to eligible Retirement Plan participants as of October 29, 2018, such that each participant was provided with whichever of the following benefits produces the greater benefit to such participant: (i) credit of up to two additional years of service (up to a maximum of 30 years); or (ii) the calculation of the participant’s average monthly earnings (for purposes of determining such participant’s benefits under the Retirement Plan) using up to two additional years of compensation for 2018 (which would have been prorated if the participant retired prior to December 29, 2018). For any participant enjoying a benefit enhancement under the Retirement Plan, the benefits under the Restoration Plan were computed taking into account such additional benefits as provided in the amendment to the Retirement Plan. We did not have a policy for granting extra pension service, except that in the event of a change in control, we are contractually required under our executive retention agreements to recognize additional age and length of service in calculating the pension benefits payable to our named executive officers under these plans, and except as described in connection with the amendments to the Retirement Plan and Restoration Plan.
The Retirement Plan and the Restoration Plan were terminated effective December 29, 2018. On October 29, 2019, we received the Internal Revenue Service favorable determination letter for terminating the Retirement Plan. In December 2019, we settled the Retirement Plan benefit obligations by transferring the plan's assets and benefit obligations to an annuity provider and distributed lump-sum payments or an annuity to participants based on their elections. We settled the Restoration Plan in January 2020.

Grants of Plan-Based Awards in Fiscal 2020
The following table provides information on individual grants and awards of equity-based compensation made to our named executive officers during fiscal 2020. We did not grant any stock options in 2020.
Grants of Plan-Based Awards in Fiscal 2020

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards ($)(1)	Estimated Future Payouts under Equity Incentive Plan Awards (#)	Grant Date Fair Value of Stock Awards ($)(2)
Jeffrey L. Powell	3/2/2020	$1,185,400	—	$—
	3/2/2020 (3)	—	15,016	$1,335,223
	3/2/2020 (4)	—	3,964	$352,479
Michael J. McKenney	3/2/2020	$392,600	—	$—
	3/2/2020 (3)	—	4,464	$396,939
	3/2/2020 (4)	—	1,178	$104,748
Eric T. Langevin	3/2/2020	$392,600	—	$—
	3/2/2020 (3)	—	4,464	$396,939
	3/2/2020 (4)	—	1,178	$104,748
Stacy D. Krause	3/2/2020	$211,400	—	$—
	3/2/2020 (3)	—	2,836	$252,177
	3/2/2020 (4)	—	749	$66,601
Peter J. Flynn	3/2/2020	$226,500	—	$—
	3/2/2020 (3)	—	1,669	$148,407
	3/2/2020 (4)	—	440	$39,125
(1)Represents the cash amount earned in 2020 pursuant to an award under our cash incentive plan. In granting the award, our compensation committee established performance goals for the 2020 fiscal year as described in “Compensation Discussion and Analysis – Annual Cash Compensation – Cash Incentive Compensation.” In February 2021, our compensation committee determined the level of achievement of the performance goals resulting in the payout of awards at the level disclosed in this table. See “Compensation Discussion and Analysis – Annual Cash Compensation.”
(2)Represents the grant date fair value of performance-based RSUs or time-based RSUs awarded to our named executive officers in 2020. The per share grant date fair value was $88.92.
(3)Represents a performance-based RSU award granted in 2020 under our 2006 equity incentive plan. These RSU awards were subject to performance goals for the 2020 performance period that our compensation committee determined were met for the 2020 performance period and reflect the grant date fair value based upon actual outcome of awards earned in 2020. See “Compensation Discussion and Analysis – Long-Term Incentive Compensation.” The maximum potential value of the performance-based RSU awards (assuming the highest level of performance achievement) that could have been earned in 2020 was: Mr. Powell - $2,114,873; Mr. McKenney - $628,620; Mr. Langevin - $628,620; Mr. Flynn - $235,016; and Ms. Krause - $399,473. Once the performance goals are determined to have been met, the RSUs are subject to additional time-based vesting, with one-third of each RSU award vesting on March 10, beginning with the year following the grant, provided that the named executive officer remains employed with our company on each vesting date. The vesting of the RSUs is accelerated upon death, disability or a change in control of our company.
(4)Represents a time-based RSU award granted in 2020 under our 2006 equity incentive plan. One-third of the RSUs vest on each anniversary of March 10, beginning on March 10, 2021, provided the named executive officer remains employed with our company on each vesting date. The vesting of the RSUs is accelerated upon death, disability or a change-in-control of our company.

Outstanding Equity Awards at 2020 Fiscal Year-End
The following table provides information on outstanding equity awards issued under our 2006 equity incentive plan and held by our named executive officers as of the end of fiscal 2020.
Outstanding Equity Awards at 2020 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Jeffrey L. Powell	10,287	(3)	—	$21.91	3/7/2022	31,503	$4,441,293
	12,210	(4)	—	$25.98	3/6/2023
Michael J. McKenney	4,728	(4)	—	$25.98	3/6/2023	10,420	$1,469,012
Eric T. Langevin	—		—	$—	—	10,848	$1,529,351
Stacy D. Krause	—		—	$—	—	5,711	$805,137
Peter J. Flynn	—		—	$—	—	2,878	$405,740

(1)Represents the number of our shares underlying RSU awards granted in March of 2018, 2019 and 2020, provided that the named executive officer remains employed with our company through the applicable vesting dates. For time-based RSU awards, one-third of each award vests on each of the first, second and third anniversaries of March 10 of the year of grant. For performance-based RSU awards, once the performance criteria is met, one-third of each award vests on each of the first, second and third anniversaries of March 10 of the year of grant. The vesting of RSU awards is accelerated upon death, disability or a change in control of our company. For performance-based RSU awards granted in 2020, these amounts reflect the actual number of awards earned as a result of the performance metrics achieved and determined in 2021.
(2)Based upon the closing price of our common stock of $140.98 on December 31, 2020, the last trading day before the end of our fiscal year.
(3)These awards vested over a three-year period in equal tranches and became fully vested on March 7, 2015.
(4)These awards vested over a three-year period in equal tranches and became fully vested on March 6, 2016.

Option Exercises and Stock Vested in Fiscal 2020
The following table provides information on the exercises of options and vesting of restricted stock units during fiscal 2020 for each of our named executive officers. No other equity awards granted to our named executive officers vested or were exercised during fiscal 2020.
Option Exercises and Stock Vested in Fiscal 2020

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jeffrey L. Powell	6,768	$617,339
			11,148	$895,965
Michael J. McKenney	4,244	$480,703
			4,689	$376,855
Eric T. Langevin	35,424	$2,972,625
			6,533	$525,057
Stacy D. Krause	—	$—	1,816	$145,952
Peter J. Flynn	—	$—	815	$65,502
(1)Determined by multiplying the number of shares vesting by $80.37, the closing price of our common stock on March 9, 2020, the last trading day prior to the March 10, 2020 vesting date.

CEO Pay Ratio
The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees.
    As disclosed in the Summary Compensation Table above, the annual total compensation of Mr. Powell, our president and chief executive officer, was $3,697,247.
    We began our analysis of CEO pay relative to median employee pay in 2020 by determining that we had approximately 2,696 employees as of an October 2, 2020 determination date. As is permitted under the SEC rules, we eliminated 27 non-U.S. employees (approximately 1% of our total workforce population) from the data set, resulting in a remainder of 2,669 employees. We excluded our employees in Argentina (3 employees), Australia (5 employees), Belgium (7 employees), Japan (1 employee), Russia (10 employees) and Taiwan (1 employee).
As is permitted under the SEC rules, to determine our median employee, we used a consistently applied compensation definition that was not Summary Compensation Table total compensation and instead chose “base pay.” We used a valid statistical sampling methodology to provide a reasonable estimate of the median base pay for the employee population considered (excluding our CEO). Then we identified employees who we expected were paid within a +/- 5% range of that value, for whom we analyzed multiple years of taxable wages to narrow down the list of candidates to those with stable wages. Finally, we selected an employee from that group and determined that person’s Summary Compensation Table annual total compensation.
Our median employee's Summary Compensation Table annual total compensation in fiscal 2020 was $61,884. As disclosed above, our president and chief executive officer Mr. Powell’s total compensation as chief executive officer for 2020 was $3,697,247. Based upon this methodology, we estimate that the ratio of CEO pay to median employee pay is 60:1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between our company and any other company.
Potential Payments Upon Termination or Change in Control
Executive Retention Agreements. We have no employment agreements or severance agreements with our current named executive officers that provide benefits upon termination of employment, other than executive retention agreements that provide benefits upon termination following a change in control.
Prior Retention Agreements. Executive retention agreements have been in effect with Messrs. McKenney and Langevin since 2001 (as amended, the Prior Retention Agreements) and provide severance pay and continuation of certain welfare benefits in the event of a change in control and a termination of the executive’s employment under specified circumstances within 24 months following the change in control. Mr. Powell entered into a Prior Retention Agreement in January 2008, when he joined our company.
A “change in control” is defined in the Prior Retention Agreements as:
•the acquisition by any person of 20% or more of our outstanding common stock or voting securities;
•the failure of our incumbent directors to constitute a majority of our board of directors, with “incumbent directors” meaning directors who are members of our board of directors on the date of the agreement and members who are subsequently nominated or elected by a majority of the incumbent directors;
•the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange, or the sale or other disposition of all or substantially all of our assets, unless immediately after such transaction (a) the holders of our common stock immediately prior to the transaction own more than 80% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 20% or more of the outstanding voting securities of the resulting or acquiring corporation; or
•approval by our stockholders of a plan to completely liquidate or dissolve our company.
The Prior Retention Agreements provide for the immediate vesting of all of the named executive officer’s unvested equity incentive awards upon a change in control.
In addition, the Prior Retention Agreements provide severance benefits in the event the named executive officer’s employment is terminated during the 24-month period following the change in control (a “double-trigger” event). If there is a change in control and the named executive officer’s employment terminates due to death, disability or voluntarily without “good reason,” the named executive officer receives a lump sum payment equal to:
•his or her salary through the date of termination;
•any cash incentives earned but not yet paid for the most recently completed fiscal year; and
•a pro rata cash incentive for the year in which his or her employment terminates based on the higher of the individual’s current target bonus or cash incentive for the most recently completed fiscal year (a “pro rata bonus”).
In the event the named executive officer’s employment is terminated, either voluntarily with “good reason” or involuntarily “without cause,” during the 24-month period following a change in control, the Prior Retention Agreements provide for severance payments and the continuation of certain welfare benefits. In such event, the named executive officer would receive:
•salary through the date of termination;
•any bonus earned but not yet paid for the most recently completed fiscal year;
•a pro rata bonus (calculated as above);
•a lump sum severance payment equal to two times the sum of the highest annual salary and bonus (or current year reference bonus if higher) within the five years prior to the year of termination;
•continuation of health, welfare and other fringe benefits applicable immediately prior to termination for a period of two years;
•additional age and length of service equal to two years in calculating the pension and supplemental retirement benefits payable to the named executive officers under our Retirement Plan and Restoration Plan; and
•a cash payment to be used toward outplacement services equal to $20,000.
The timing of payments under the Prior Retention Agreements is subject to applicable provisions of Section 409A of the Code. In addition, the Prior Retention Agreements require gross-up payments for any excise tax imposed on the named executive officer if payments under the agreements are deemed to be “excess parachute payments” under Section 280G of the Code (Section 280G).
Current Retention Agreements. In 2016, our board of directors adopted a new form of executive retention agreement for new agreements entered into from and after November 16, 2016 (Current Retention Agreement, and together with the Prior Retention Agreements, the Executive Retention Agreements). Ms. Krause entered into a Current Retention Agreement when she became our vice president, general counsel and secretary on July 1, 2018. Mr. Flynn entered into a Current Retention Agreement when he became our vice president on July 1, 2019.
The Current Retention Agreement is substantially similar to the Prior Retention Agreement, subject to changes to the definitions of “cause” and “good reason” and the exceptions described below.
The “change in control” definition is the same as the Prior Retention Agreement, except that:

•The threshold for an acquisition in the definition of “change of control” has been increased to 40% or more of our outstanding common stock or voting securities (from 20%); and
•In the definition of “change of control”, in the stated requirements for a consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange, or the sale or other disposition of all or substantially all of our assets, the ownership threshold of outstanding voting securities of a resulting or acquiring corporation for holders of our common stock immediately prior to a transaction in the definition of “change of control” has been decreased to 60% (from 80%).
Like the Prior Retention Agreement, the Current Retention Agreement also provides for immediate vesting of all of the named executive officer’s unvested equity incentive awards upon a change in control, provided that the named executive officer executes a release that becomes enforceable within 60 days from his or her date of termination.
In the event that the named executive officer’s employment is terminated, either voluntarily with “good reason” or involuntarily “without cause,” during the 24-month period following a change in control, the Current Retention Agreements provide for severance payments and the continuation of certain welfare benefits. In such event, the named executive officer would receive:
•salary and unpaid accrued vacation pay through the date of termination;
•any bonus earned but not yet paid for the most recently completed fiscal year;
•a pro rata bonus (calculated as above);
•a lump sum severance payment equal to two times the sum of (x) the greater of the executive officer’s highest annual salary in effect in the 12-month period ending on the change of control date or termination date and (y) the greater of average annual bonus within the three years prior to the year of termination or the executive’s reference bonus (the higher of the reference bonus for the year of the change in control or the year of the termination date);
•COBRA premiums for coverage under our group health and dental insurance the named executive officer would have received if employment had not been terminated (less the named executive officer’s portion of the premiums) for a period of 18 months;
•matching contributions we would have made to the named executive officer’s 401(k) if he or she had contributed at the same rate and under the same matching formula for a period of two years;
•reimbursement for any unpaid business expenses submitted prior to the named executive officer's termination date; and
•a cash payment to be used toward outplacement services equal to $20,000.
The Current Retention Agreement does not provide for tax gross-ups for purposes of excess parachute payments under Section 280G. The Current Retention Agreement also provides that benefits will be cut back if the application of the parachute payment tax under Section 4999 of the Code on the full amount would leave the executive with a lower net amount than having the benefit cut back to the point the parachute payment tax does not apply.
If a “change in control” (as defined under the Executive Retention Agreements) had occurred on January 2, 2021 (the last day of our 2020 fiscal year), all of our named executive officers would have received the cash incentive payment reported in the Summary Compensation Table under the column headed “Non-Equity Incentive Plan Compensation.” In the event of a termination for “cause,” the named executive officer would only receive his or her salary through the date of termination and any previously earned but deferred bonus. If a termination for cause had occurred on January 2, 2021, no additional payments would have been received by our named executive officers.
The following table sets forth the estimated compensation that would have been payable to our named executive officers had a change in control event occurred as of January 2, 2021 and their employment were to have been terminated for good reason by the executive or without cause by us on that date.

Estimated Payments Upon a Change in Control and Termination of Employment for “Good Reason” or
“Without Cause” as of January 2, 2021

Name	Lump Sum Severance Payment	Value of Acceleration of Vesting of Equity Incentives (1)	Continuation of Benefits (2)	Outplacement Services	Estimated Parachute Tax Gross-up Payment
Jeffrey L. Powell	$3,990,800	$4,441,293	$48,106	$20,000	—
Michael J. McKenney	$1,719,400	$1,469,012	$58,793	$20,000	—
Eric T. Langevin	$2,182,000	$1,529,351	$58,793	$20,000	—
Stacy D. Krause	$1,174,600	$805,137	$58,318	$20,000	—
Peter J. Flynn	$1,038,533	$405,740	$38,078	$20,000	—
(1)Represents equity incentives in the form of RSUs and the incremental value of in-the-money stock options that would vest assuming a change in control event and employment termination on January 2, 2021, the last day of our 2020 fiscal year, and that are valued using $140.98 per share, the closing price of our common stock on December 31, 2020, the last trading day before the end of our 2020 fiscal year. These amounts do not include awards granted after January 2, 2021.
(2)    Represents the estimated benefits which would continue to be provided for the period covered by the executive retention agreement, based on the 2020 amount reported for “All Other Compensation” in the Summary Compensation Table. This amount includes (a) employer contributions under our 401(k) savings plan made on behalf of the named executive officer, and (b) employer payments to cover premiums for life insurance policies for the benefit of the named executive officer. In addition, this amount also includes the aggregate amount of premiums we currently pay on behalf of the named executive officer for health and welfare benefits, which would continue to be provided for the period covered by the executive retention agreement. We paid the following in premiums in 2020 for each named executive officer: Mr. Powell - $9,908; Mr. McKenney - $15,340; Mr. Langevin - $15,340; Ms. Krause - $15,340; and Mr. Flynn - $5,478.

DIRECTOR COMPENSATION
The compensation of our directors who are not employees is reviewed annually by our compensation committee. Our compensation committee’s philosophy has been generally to target cash compensation of non-employee directors at approximately the 25th percentile of the comparative data from the peer group of companies we benchmark against for executive compensation purposes and to target annual equity compensation at approximately the 75th percentile of our peer group. At our 2017 annual meeting, in connection with the approval of the amendment and restatement of our 2006 equity incentive plan, our stockholders approved a cap on total annual non-employee director compensation of $750,000 (based on the grant date fair value of equity awards for financial reporting purposes and cash payable to any non-employee director in any fiscal year).
Our directors who are not employees were paid the following cash compensation for serving on our board of directors in 2020:
•An annual retainer of $65,000.
•An additional annual retainer for the non-employee chairman of the board of $60,000.
•An additional annual retainer for chairs of the following committees: audit committee - $10,000; compensation committee - $7,500; nominating and corporate governance committee - $5,000; risk oversight and sustainability committee - $5,000.
•Reimbursement of out-of-pocket expenses incurred in attending or participating in meetings of our board of directors or its committees.
We do not provide any meeting fees to our directors for their board service. All retainers are paid in equal monthly installments. We do not pay any director compensation to our directors who are also employees, such as Mr. Powell, who is our president and chief executive officer. In March 2021, the board of directors approved an increase in the annual retainer for chair of the board and committees for 2021 as follows: chairman of the board - $62,500; audit committee chair - $12,500; compensation committee chair - $10,000; nominating and corporate governance chair - $7,500; and risk oversight and sustainability committee chair - $7,500.
Our compensation committee has approved a compensation framework for determining the annual equity component of non-employee director compensation. Under this framework, we continue to target director cash compensation at approximately our peer group’s 25th percentile and director equity compensation at approximately our peer group’s 75th percentile. However, with respect to equity compensation, our compensation committee considers adjusting the value of the award based on the 75th percentile by considering our performance, including our financial performance and TSR, in the last fiscal year. Our compensation committee believes that this framework ensures that our director compensation program is never significantly out of line with market practice but will allow our performance to be factored into the calculation.
In the first quarter of 2020, our compensation committee conducted its review and recommended that the annual equity awards to our non-employee directors be increased from such number of RSUs determined by dividing $165,000 by the closing price of our common stock on the day of grant in 2019 to such number of RSUs determined by dividing $170,000 by the closing price of our common stock on the day of the grant, which would be the date of our 2020 annual meeting, subject to stockholder approval. Our compensation committee determined the appropriate size of the annual equity award for non-employee directors to recommend by referring to the benchmarking study based on 2019 proxy disclosures prepared by its compensation consultant, Willis Towers Watson; measuring the compensation of our directors against our compensation peer group, and the GICS 20/Russell 3000 (excluding the S&P 1500) index used by ISS to review director compensation; and by considering other factors, including our operational and financial performance, our one- and three-year TSR and current stock price, and the value of a potential award. In 2019, the company’s financial performance was above the median for its peer compensation group; our one-year TSR was 30%, and our three-year TSR was 20%. The RSU awards were approved by the stockholders at our 2020 annual meeting, with approximately 93% of shares voted to approve the awards. These RSUs vested as follows: 50% on June 1, 2020 and 25% at the end of each of the third and fourth fiscal quarters of 2020. On July 1, 2020, Mr. Painter became a non-employee director, and he received a prorated annual retainer and chair retainer for the remainder of 2020, as well as an RSU award, the number of shares of common stock underlying which was equal to half of the number of shares underlying the RSU award to each other non-employee director, as described above, rounded down to the nearest whole share, and vested in equal installments at the end of the third and fourth quarters of 2020.
In the first quarter of 2021, our compensation committee conducted its review and recommended that the annual equity awards to our non-employee directors remain the same at such number of RSUs determined by dividing $170,000 by the grant date fair value per share of our common stock based on the closing price on the day of grant, which would be the date of our 2021 annual meeting, calculated in accordance with ASC Topic 718, subject to stockholder approval. Our compensation committee determined the appropriate size of the annual equity award for non-employee directors to recommend by referring to the benchmarking study prepared by its compensation consultant, Willis Towers Watson, in 2019; measuring the compensation of our directors against our compensation peer group, and the GICS 20/Russell 3000 (excluding the S&P 500) index used by ISS to review director compensation; and by considering other factors, including our operational and financial performance, our one- and three-year TSR, and the value of a potential award. As a result of the atypical circumstances caused by the COVID-19 pandemic, and following consultation with Willis Towers Watson, our compensation committee determined that it was reasonable to use the data from the 2019 benchmark study for purposes of determining our director compensation in 2021. In 2020, the company’s financial performance was above the median for its peer compensation group; our one-year TSR was 33% and our three-year TSR was 12%. Despite strong TSR for 2020, 2020 was a challenging year and the business environment caused by the COVID-19 pandemic led to full year declines in revenue, bookings, adjusted diluted EPS, adjusted EBITDA, and cash flows. As a result of the challenges in 2020, the compensation committee did not recommend an increase in the value of the equity to be awarded to non-employee directors and only recommended a slight increase to chair fees as discussed above. Our board of directors granted these awards subject to stockholder approval as described in Proposal 3 in this proxy statement. If the awards are approved by the stockholders, the RSUs will vest as follows: 50% on June 1, 2021 and 25% at the end of each of the third and fourth fiscal quarters of 2021.
All awards to directors are made under our stockholder-approved equity incentive plan. The vesting of all awards accelerates in the event of a change in control of our company. Any awards, to the extent not previously vested, are forfeited if the individual is no longer a member of the board of directors on the vesting dates.
Our non-employee directors may also be granted stock options periodically under our stockholder-approved equity incentive plan. In such event, the size and the terms of any grant would be determined by the compensation committee of our board of directors. No stock options were granted to directors in 2020.
Under our stock ownership guidelines adopted in March 2011, our non-employee directors are required to hold shares of our stock equivalent in value to three times their annual cash retainer. For purposes of calculating stock ownership, we include shares beneficially held by each director and unvested RSUs. We do not include vested or unvested stock options. Compliance with the guidelines is measured annually following the close of the fiscal year, and each director has five years from the later of the adoption of our stock ownership guidelines or their appointment as a director to attain compliance. As of March 1, 2021, all of our directors were in compliance with our stock ownership guidelines. In March 2021, our compensation committee approved an amendment to our stock ownership guidelines that requires our non-employee directors to hold shares of our stock equivalent in value to four times their annual cash retainer. Our stock ownership guidelines for executive officers are described in “Compensation Discussion and Analysis—Stock Ownership Guidelines.”
Director Compensation for Fiscal 2020
The following table provides compensation information for our non-employee directors in fiscal 2020. Our directors do not receive any non-equity incentive plan compensation, hold deferred compensation cash balances, receive pension benefits or perquisites or other personal benefits for service on our board of directors. Mr. Painter served as our executive chairman of the board of directors through June 30, 2020 and transitioned to the role of non-executive chairman of the board of directors effective as of July 1, 2020. The following table includes all of the compensation paid to Mr. Painter in both roles during the 2020 fiscal year. Mr. Powell is our president and chief executive officer and does not receive any compensation for his service as a director. See "Executive Compensation-2020 Summary Compensation Table" for information about the compensation we paid Mr. Powell in 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation		Total ($)
John M. Albertine	$72,500	$168,948	$—		$241,448
Thomas C. Leonard	$75,000	$168,948	$—		$243,948
Jonathan W. Painter (3)	$252,500	$103,377	$20,165	(5)	$376,042
Erin L. Russell (4)	$69,167	$168,948	$—		$238,115
William P. Tully (6)	$70,833	$168,948	$—		$239,781
(1)The amounts reported in this column are for annual board and chair retainers earned in 2020. During 2020, Dr. Tully served as the chairman of the nominating and corporate governance committee and the risk oversight and sustainability committee through February 2020. In March 2020, Ms. Russell was appointed chair of the risk oversight and sustainability committee, of which Dr. Tully remains a member.
(2)Other than with respect to Mr. Painter, represents the grant date fair value of the 2,085 RSUs granted to each of our non-employee directors in 2020, which was $81.03 per share, computed in accordance with ASC Topic 718. With respect to Mr. Painter, who transitioned to a non-employee director effective as of July 1, 2020, represents the grant date fair value of 1,042 RSUs, which was $99.21 per share, computed in accordance with ASC Topic 718.
(3)Mr. Painter transitioned to non-executive chairman of the board effective July 1, 2020. Mr. Painter's compensation in the table above represents his prorated annual retainers as a director and non-employee chairman of the board, his prorated RSU grants, and $190,000 of cash compensation in his role as executive chairman of the board pursuant to Mr. Painter's transition and executive chairman agreement.
(4)Ms. Russell transitioned to the chair of the risk oversight and sustainability committee effective as of March 1, 2020. The Fees Earned or Paid in Cash represents her retainer as a director and her prorated retainer as the chair of the risk oversight and sustainability committee.
(5)Represents the total amount of all other compensation provided to Mr. Painter in 2020 in connection with his role as executive chairman of the board pursuant to his transition and executive chairman agreement and consists of $12,825 of employer contributions under our 401(k) savings plan and $7,340 of employer contributions under our medical and dental health insurance plans.
(6)Dr. Tully was the chairman of the risk oversight and sustainability committee through February 2020. The Fees Earned or Paid in Cash represents his retainer as a director and his prorated retainer as the chairman of the risk oversight and sustainability committee.
AUDIT COMMITTEE REPORT
The role of the audit committee is to assist the board of directors in its oversight of our company’s financial reporting process, as stated in the charter of the committee, which is available on our website at www.kadant.com. The audit committee provided the following report.
Management is responsible for the preparation, presentation and integrity of our company’s financial statements, its accounting and financial reporting principles, and its internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Our company’s independent registered public accounting firm is responsible for auditing our company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The audit committee is responsible for providing independent, objective oversight of these functions.

In the performance of our oversight function, we have reviewed and discussed the audited financial statements of our company for the fiscal year ended January 2, 2021, with management and our independent registered public accounting firm, KPMG LLP. We also discussed with KPMG LLP the reasonableness of significant judgments and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. We have received from KPMG LLP the correspondence and other written disclosures required by applicable requirements of the PCAOB standards regarding the independent auditors’ communication with the audit committee concerning independence, and have discussed with KPMG LLP their independence from our company. We have also considered whether the provision of other non-audit services by KPMG LLP is compatible with maintaining their independence.
Based on our review of the materials and discussions with management and the independent registered public accounting firm described in this report, we recommended to the board of directors that the audited financial statements be included in our company’s annual report on Form 10-K for the year ended January 2, 2021 for filing with the SEC.
By the audit committee of the board of directors,

Thomas C. Leonard (chairman)
John M. Albertine
Erin L. Russell
William P. Tully

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit Fees
The following table summarizes the aggregate fees (including out-of-pocket expenses) billed for professional services rendered by KPMG LLP for fiscal 2020 and 2019. All such services were approved by our audit committee in accordance with its pre-approval policy and procedures as described below in the section captioned “Pre-approval Policy and Procedures.”

Fee Category	Fiscal 2020	Fiscal 2019
Audit Fees (1)	$2,939,484	$3,343,621
Audit-Related Fees (2)	—	10,600
Tax Fees (3)	80,000	60,200
All Other Fees	—	—
Total Fees	$3,019,484	$3,414,421
(1)Audit fees consist of fees for the audit of our annual consolidated financial statements (including an assessment of our internal control over financial reporting), the review of interim consolidated financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. These fees also include expanded audit procedures or consultations with our management as to the accounting or disclosure treatment of transactions or events under the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, Financial Accounting Standards Board or other regulatory or standard-setting bodies.
(2)Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and are not reported under “Audit Fees.” Audit-related services provided by KPMG in 2019 represented fees for assistance with the use of its eXtensible Business Reporting Language (XBRL) software at one of our foreign subsidiaries for its annual statutory financial statement filing.
(3)Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services relate to the preparation of original and amended tax returns, claims for refunds and tax payment-planning services. Tax advice and tax planning services relate primarily to assistance with tax audits and appeals, due diligence, and domestic and international tax planning. The tax fees in 2020 and 2019 represented fees for domestic and international tax planning services, respectively.
Pre-Approval Policy and Procedures
The audit committee of our board of directors has adopted a policy requiring that all audit and non-audit services to be performed by our company’s independent registered public accounting firm be approved in advance by the committee.

Generally, the services must be approved in advance by the audit committee at a meeting, at which the services to be provided are described, any non-audit services to be performed are confirmed to be permissible non-audit services, and a maximum amount for the services are provided. The monetary limit may not be exceeded without obtaining further pre-approval under this policy.
The audit committee may pre-approve specified types of services that are expected to be provided to our company by our independent registered public accounting firm during the next 12 months. A condition to such pre-approval is that the service be described in sufficient detail and be subject to a maximum dollar amount. An example of such services would be the quarterly review of our interim financial statements.
The audit committee has delegated to the chair of the committee the authority to pre-approve any audit or permitted non-audit services to be provided by the independent registered public accounting firm, provided that the service is described in sufficient detail and is subject to a maximum dollar amount. The approval of such services must be reported to the entire committee at its next regular meeting.

OTHER ACTION
We are not aware at this time of any other matters that will be presented for action at the 2021 annual meeting of stockholders. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of the proxy holders.
STOCKHOLDER PROPOSALS
Stockholder proposals intended to be included in the proxy statement and form of proxy relating to our 2022 annual meeting of stockholders and to be presented at that meeting must be received by us for inclusion in the proxy statement and form of proxy no later than December 2, 2021. In addition, our bylaws contain an advance notice provision that requires stockholders who desire to bring proposals before an annual meeting (which proposals are not to be included in our proxy statement and are submitted outside the processes of Rule 14a-8 of the Exchange Act) or to nominate a director candidate for consideration to comply with the advance notice provision. The advance notice provision requires that stockholders give timely written notice of their proposal to our corporate secretary. To be timely, notices must be delivered to our corporate secretary at our principal executive office not less than 60 nor more than 90 days before the first anniversary of the prior year’s annual meeting of stockholders. Accordingly, a stockholder who intends to present a proposal at the 2022 annual meeting of stockholders must provide written notice of the proposal to our corporate secretary after February 18, 2022 and before March 20, 2022. Proposals received at any other time will not be voted on at the meeting. Stockholders who wish to nominate director candidates for the stockholders to consider must include in the notice the additional information specified in our bylaws including, among other things, the candidate’s name, biographical data and qualifications. If a stockholder makes a timely notification, the proxies that we solicit for the meeting may still exercise discretionary voting authority on the proposal, consistent with the proxy rules of the SEC.
SOLICITATION STATEMENT
The cost of this solicitation of proxies will be borne by us. Solicitation will be made primarily by mail, but our regular employees may solicit proxies personally or by telephone, electronic or facsimile transmission. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of shares registered in their names, and we will reimburse such parties for their reasonable charges and expenses.
Westford, Massachusetts
[___], 2021

ANNEX A
Non-GAAP Financial Measures

	Fiscal Year Ended
Adjusted Net Income and Adjusted Diluted EPS Reconciliation	January 2, 2021		December 28, 2019
	($ in millions)	Diluted EPS	($ in millions)	Diluted EPS

Net Income and Diluted EPS Attributable to Kadant, as Reported	$55.2	$4.77	$52.1	$4.54
Adjustments for the Following, Net of Tax:
Acquisition Costs	0.3	0.03	0.6	0.06
Amortization of Acquired Backlog and Profit in Inventory	0.4	0.04	3.7	0.32
Discrete Tax Items (a)	(0.3)	(0.03)	(3.3)	(0.29)
Impairment and Restructuring Costs (b)	2.2	0.19	1.9	0.17
Settlement Loss (c)	—	—	6.4	0.55
Adjusted Net Income and Adjusted Diluted EPS (d)	$57.8	$5.00	$61.4	$5.36

	Fiscal Year Ended
Adjusted Operating Income and Adjusted EBITDA Reconciliation (in millions)	January 2, 2021	December 28, 2019
Net Income Attributable to Kadant	$55.2	$52.1
Net Income Attributable to Noncontrolling Interest	0.5	0.5
Provision for Income Taxes	17.9	16.3
Interest Expense, Net	7.2	12.5
Other Expense, Net	0.3	6.4
Operating Income	81.1	87.8
Impairment and Restructuring Costs	3.0	2.5
Acquisition Costs	0.5	0.8
Amortization of Acquired Backlog and Profit in Inventory	0.5	5.0
Adjusted Operating Income	85.1	96.1
Depreciation and Amortization	30.8	31.0
Adjusted EBITDA	$115.9	$127.1

	Fiscal Year Ended
Free Cash Flow Reconciliation (in millions)	January 2, 2021	December 28, 2019
Operating Cash Flow	$92.9	$97.4
Capital Expenditures	(7.6)	(9.9)
Free Cash Flow	$85.3	$87.5

(a)Includes discrete tax items related to the exercise of employee stock options in 2019.
(b)Includes an intangible asset impairment charge of $1.9 million ($1.4 million after tax) in 2020 and $2.3 million ($1.8 million after tax) in 2019 related to our Industrial Processing segment’s timber-harvesting product line. Also includes restructuring costs of $1.1 million ($0.8 million after tax) in 2020 and $0.2 million ($0.1 million after tax) in 2019.
(c)Includes a settlement loss of $5.9 million ($6.4 million after tax) in 2019 associated with the termination of benefit plans at one of our U.S. operations.
(d)Adjusted diluted EPS was calculated using the weighted average diluted shares as reported in each of the fiscal years presented.
Adjusted operating income, adjusted net income, adjusted diluted earnings per share (adjusted diluted EPS), adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA), and free cash flow are non-GAAP financial measures. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures have limitations associated with their use as compared to the most directly comparable GAAP measures, in that they may be different from, and therefore not comparable to, similar measures used by other companies. Such measures are also used by us in our financial and operating decision-making and for compensation purposes. We also believe this information is responsive to investors' requests and gives them an additional measure of our performance.
Ann-1

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business, operating results, or future outlook. We believe that the inclusion of such measures helps investors to gain an understanding of our underlying operations and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts and to the performance of our competitors.
Ann-2

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Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting of
KADANT INC.
To Be Held On:
May 19, 2021 at 2:30 PM
in person at the corporate office located at One Technology Park Drive, Westford, Massachusetts 01886 and online at https://agm.issuerdirect.com/kai

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THE BOARD OF DIRECTORS OF KADANT INC. RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF DIRECTORS.		THE BOARD OF DIRECTORS OF KADANT INC. RECOMMENDS THAT YOU VOTE FOR PROPOSALS 2, 3, AND 4.
1.Election of two directors to the class to be elected for a three-year term expiring in 2024.		2.	To approve, by non-binding advisory vote, our executive compensation.
NOMINEES:	Erin L. Russell	3.	To approve restricted stock unit grants to our non-employee directors.
	William P. Tully	4.	To ratify the selection of KPMG LLP as our company's independent registered public accounting firm for 2021.
		In their discretion on such other matters as may properly come before the Meeting or any adjournment thereof.
Please note that you cannot use this notice to vote by mail.
To request directions to be able to attend the meeting, please call the company at (978) 776-2000.

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ANNUAL MEETING OF STOCKHOLDERS OF
KADANT INC.
May 19, 2021

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED AND FOR PROPOSALS 2, 3, AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED AND FOR PROPOSALS 2, 3, AND 4. IF OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THE PROXY WILL VOTE IN THEIR DISCRETION.	1.	Election of two directors to the class to be elected for a three-year term expiring in 2024.
		Nominee:	FOR	AGAINST	ABSTAIN
		Erin L. Russell	☐	☐	☐
			FOR	AGAINST	ABSTAIN
		William P. Tully	☐	☐	☐
Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.			FOR	AGAINST	ABSTAIN
	2.	To approve, by non-binding advisory vote, our executive compensation.	☐	☐	☐
PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.			FOR	AGAINST	ABSTAIN
	3.	To approve restricted stock unit grants to our non-employee directors.	☐	☐	☐
			FOR	AGAINST	ABSTAIN
	4.	To ratify the selection of KPMG LLP as our company’s independent registered public accounting firm for 2021.	☐	☐	☐
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In their discretion on such other matters as may properly come before the Meeting or any adjournment thereof.

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ANNUAL MEETING OF STOCKHOLDERS OF
KADANT INC.
May 19, 2021
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â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE LISTED AND FOR PROPOSALS 2, 3, AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED AND FOR PROPOSALS 2, 3, AND 4. IF OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THE PROXY WILL VOTE IN THEIR DISCRETION.	1.	Election of two directors to the class to be elected for a three-year term expiring in 2024.
		Nominees:	FOR	AGAINST	ABSTAIN
		Erin L. Russell	☐	☐	☐
			FOR	AGAINST	ABSTAIN
		William P. Tully	☐	☐	☐
Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.			FOR	AGAINST	ABSTAIN
	2.	To approve, by non-binding advisory vote, our executive compensation.	☐	☐	☐
PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.			FOR	AGAINST	ABSTAIN
	3.	To approve restricted stock unit grants to our non-employee directors.	☐	☐	☐
			FOR	AGAINST	ABSTAIN
	4.	To ratify the selection of KPMG LLP as our company’s independent registered public accounting firm for 2021.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
In their discretion on such other matters as may properly come before the Meeting or any adjournment thereof.

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PRELIMINARY COPY - Subject to Completion

KADANT INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 19, 2021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Jeffrey L. Powell, Michael J. McKenney and Stacy D. Krause, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Kadant Inc., a Delaware corporation (the “Company”), to be held on Wednesday, May 19, 2021 at 2:30 p.m. in person at the corporate office of Kadant Inc. at One Technology Park Drive, Westford, Massachusetts 01886 and online at https://agm.issuerdirect.com/kai, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on March 22, 2021, with all of the powers the undersigned would possess if personally present at such meeting:

(Continued and to be signed on the reverse side.)

VIA ELECTRONIC TRANSMISSION

KADANT
Kadant Inc.
One Technology Park Drive
Westford, MA 01886 USA
tel: 978-776-2000
fax: 978-635-1593
www.kadant.com

March 19, 2020

Securities and Exchange Commission
450 Fifth Street, N.W
Judiciary Plaza
Washington, D.C. 20549

    Re:    Kadant Inc.
Commission File No. 001-11406
Preliminary Proxy Materials

Ladies and Gentlemen:

On behalf of Kadant Inc. (the “Company”), transmitted herewith for filing pursuant to Rule 14a-6(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are preliminary copies of the notice of annual meeting of stockholders, proxy statement and proxy relating to the Company’s 2021 annual meeting of stockholders to be held on May 19, 2021. The Company anticipates releasing its definitive proxy materials to stockholders on or about April 1, 2021.

Please call the undersigned at (978) 776-2013 if you have any questions regarding this matter.

Very truly yours,
/s/Stacy D. Krause
Stacy D. Krause
Vice President, General Counsel and Secretary